UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Albany International Corp.

(Name of Registrant as Specified In Its Charter)

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March 24, 2014

To the Stockholders of Albany International Corp.:

     You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Albany International Corp., which will be held at the The One Hundred Club, 100 Market Street, Suite 500, Portsmouth, New Hampshire, at 9:00 a.m. on Friday, May 16, 2014. Please join us prior to the Annual Meeting at 8:30 a.m. to meet the Directors in the meeting room.

     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to vote and submit your proxy promptly by phone, via the Internet, or by signing, dating, and returning a proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

     If you plan to attend the meeting, and have requested and received physical copies of these meeting materials, please so indicate on the enclosed proxy card so that we can make the necessary arrangements. (An addressed, postage-prepaid envelope is enclosed for your return of the proxy.)

     Information about the meeting, including a description of the various matters on which the stockholders will act, can be found in the accompanying Notice of Annual Meeting and Proxy Statement. The Annual Report for the fiscal year ended December 31, 2013, also accompanies these materials.

Sincerely yours,

ERLAND E. KAILBOURNE	JOSEPH G. MORONE
Chairman of the Board	President and Chief Executive Officer

ALBANY INTERNATIONAL CORP.

216 Airport Drive, Rochester, New Hampshire 03867

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2014

     The Annual Meeting of Stockholders of Albany International Corp. will be held at The One Hundred Club, 100 Market Street, Suite 500, Portsmouth, New Hampshire, on Friday, May 16, 2014, at 9:00 a.m. Eastern Time, for the following purposes:

1.	To elect eight Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor;
3.	to approve, by nonbinding vote, executive compensation; and
4.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on March 24, 2014, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

     Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience by telephone, via the Internet, or by signing, dating, and returning a proxy card. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

CHARLES J. SILVA, JR.
Secretary

March 24, 2014

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Albany International Corp. (“the Company”), 216 Airport Drive, Rochester, New Hampshire, of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on May 16, 2014, and at any adjournment or adjournments thereof.

Voting Procedures

     Each properly executed proxy in the accompanying form received prior to the Annual Meeting will be voted with respect to all shares represented thereby and will be voted in accordance with the specifications, if any, made thereon. If no specification is made, the shares will be voted in accordance with the recommendation of the Board of Directors. In addition, the shares will be voted in the discretion of the proxies with respect to (1) any matter of which we did not have notice prior to February 5, 2014, (2) the election of a person as a director in substitution for a nominee named in this proxy statement who, at the time of the meeting, is unable, or for good cause is unwilling, to serve, (3) any stockholder proposal properly excluded from this proxy statement, and (4) matters incident to the conduct of the meeting. A proxy may be revoked at any time prior to the voting thereof.

     If a stockholder is a participant in our Dividend Reinvestment Plan or the Albany International Corp. ProsperityPlus 401(k) Savings Plan, a properly executed proxy will also serve as voting instructions with respect to shares in the stockholder’s accounts in such plans. In order for the plan trustee to vote 401(k) plan account shares, instructions must be received no later than 11:59 P.M. Eastern Time on May 12, 2014.

     This proxy statement and the accompanying form of proxy are first being made available to our stockholders on or about April 2, 2014.

     The only persons entitled to vote at the Annual Meeting (including any adjournment or adjournments) are (1) holders of record at the close of business on March 24, 2014, of the Company’s Class A Common Stock outstanding on such date and (2) holders of record at the close of business on March 24, 2014, of our Class B Common Stock outstanding on such date. As of March 24, 2014, there were 28,586,754 shares of the Company’s Class A Common Stock outstanding and 3,235,048 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on each matter to be voted upon.

     Under our By Laws, a copy of which is available at the Corporate Governance section of our website (www.albint.com), the presence, in person or by proxy, of shares having a majority of the total number of votes entitled to be cast at the meeting is necessary to constitute a quorum. Under Delaware law, if a quorum is present, a plurality of the votes cast at the meeting by the shares present in person or by proxy and entitled to vote is required for the election of directors, and a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required for any other action. Shares present at the meeting in person or by proxy and entitled to vote that abstain or fail to vote on any matter will be counted as present and entitled to vote but such abstention or failure to vote will not be counted as an affirmative or negative vote.

     Under New York Stock Exchange rules, brokerage firms are permitted to vote in their discretion on certain routine matters on behalf of clients who have been requested to provide voting instructions, and have failed to do so by a date specified in a statement from the brokerage firm accompanying proxy materials distributed to its clients. Brokerage firms generally do not have such discretion, however, as to any contested action, any authorization for a merger or consolidation, any equity-compensation plan or any other matter related to executive compensation, any election of directors, or any matter that may affect substantially the rights or privileges of stockholders. In such a case, broker “nonvotes” would be treated as shares that are present at the meeting but fail to vote. The Company anticipates that brokerage firms will be able to vote in their discretion only on the proposal to ratify the selection of PricewaterhouseCoopers LLP as auditors.

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ELECTION OF DIRECTORS

     All of the members of the Board of Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Pursuant to the By Laws, the Board of Directors may increase or decrease the number of directors from time to time, but not to fewer than three. The Board of Directors has determined that, until further action by the Board, the number of directors of the Company, from and after the time of the 2014 Annual Meeting of Stockholders, shall be eight. Accordingly, the number of directors to be elected at the 2014 Annual Meeting of Stockholders is eight. The Board of Directors has nominated for election the eight persons listed below. All of the nominees are currently serving as directors. Unless otherwise specified on the proxy, the shares represented by a proxy in the accompanying form will be voted for the election of the eight persons listed below. If, at the time of the meeting, any nominee is unable, or for good cause unwilling, to serve, which event is not anticipated, the shares will be voted for a substitute nominee proposed by the Board of Directors, unless the Board reduces the number of directors. The biographical sketches below highlight some of the specific experience, qualifications, attributes or skills that contributed to the nominee’s selection by the Board.

JOSEPH G. MORONE joined the Company as President on August 1, 2005. He has been a Director of the Company since 1996 and has served as President and Chief Executive Officer since 2006. From 1997 to July 2005, Dr. Morone served as President of Bentley University. Prior to joining Bentley, Dr. Morone served as Dean of the Lally School of Management and Technology at Rensselaer Polytechnic Institute, where he held the Andersen Consulting Professorship of Management. He serves as the Presiding Director of Transworld Entertainment Corporation, and serves on the Board of Trustees of the University System of New Hampshire. In addition to extensive knowledge of the Company and its operations gained as Chief Executive Officer, Dr. Morone’s other contributions to the Board include experience leading other complex organizations, and his understanding of technology strategy and other issues confronting business organizations. Age 60.

CHRISTINE L. STANDISH has been a Director of the Company since 1997. From 1989 to 1991, she served the Company as a Corporate Marketing Associate, and was previously employed as a Graphic Designer for Skidmore, Owings & Merrill. She is Chairman and CEO of J. S. Standish Company. She is a member of the Board of Trustees of the Albany Medical Center, Siena College, The Community Foundation for the Greater Capital Region and the Albany Symphony Orchestra. She is the sister of John C. Standish and the daughter of J. Spencer Standish. J. Spencer Standish and related persons hold in the aggregate shares entitling them to cast a majority of the combined votes entitled to be cast by all stockholders of the Company. As the Board seeks to safeguard and promote the interests of the Company’s stockholders, oversee Company management, and otherwise discharge its fiduciary obligations, Ms. Standish is able to provide a direct perspective as the representative of one of the Company’s largest stockholder groups. Age 48.

ERLAND E. KAILBOURNE has been a Director of the Company since 1999 and Chairman of the Board since May 9, 2008. He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He was Chairman and Chief Executive Officer of Fleet Bank, also a banking subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997, and also served as Vice Chairman of the State University of New York from 1995 until 1999. He is a Director of the New York ISO, Financial Institutions, Inc., Rand Capital Corporation, and Allegany Co-op Insurance Company. Mr. Kailbourne’s broad experience as a director on numerous boards of public and private companies and foundations, his 37 years of experience in banking and finance, and his operational experience as chief executive officer of large organizations make him a valuable addition to the board of any public or private company, especially in oversight of risk management, liquidity, and finance matters. Age 72.

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JOHN C. STANDISH has been a Director of the Company since 2001 and Vice Chairman of the Board since May 9, 2008. From 1986 until 2008, he served the Company in a number of management roles, the last being Senior Vice President of Manufacturing for Americas Business Corridor. He is a Director and the President of the J. S. Standish Company, and is the brother of Christine L. Standish and the son of J. Spencer Standish. In addition to being a member of the Standish family, John acquired extensive hands-on experience in all aspects of the Company’s Machine Clothing operations as an employee and manager, and holds a master’s degree in textiles and wood and paper sciences. Age 50.

JOHN F. CASSIDY, JR. has been a Director of the Company since November 2005. From January 1989 to May 2005, he served as Senior Vice President, Science and Technology, at United Technologies Corp., a diversified company with extensive aerospace operations. He served at the General Electric Corporate Research and Development Laboratories from 1981 to 1988. Dr. Cassidy is a member of the Board of Trustees of Rensselaer at Hartford, and a former member of the Connecticut Academy of Science and Engineering. He serves on the Board of Directors of the Connecticut Technology Council, the Detroit-based Convergence Electronics Transportation Association, and the Convergence Educational Foundation. Mr. Cassidy’s extensive background in research and development, program management, and product development are valuable attributes for oversight of the Company’s research and development operations as well as its Albany Engineered Composites segment, which seeks to grow as a key supplier to customers in the aerospace industry. Age 69.

EDGAR G. HOTARD has been a Director of the Company since November 2006. He has served as a Venture Partner at ARCH Venture Partners since September 2004. In January 2013, he was elected as Vice Chairman of SIAD Engineering Hangzhou Ltd., the China subsidiary of SIAD Macchine Impianti S.p.A. In July 2013, he became an adviser to Warburg Pincus Asia for their energy and industrial sectors. Mr. Hotard retired as President and Chief Operating Officer of Praxair, Inc. in 1999. In 1992, he co-led the spin-off of Praxair from Union Carbide Corporation, where he served as Corporate Vice President. From 2000 until 2012, Mr. Hotard served as an adviser to and nonexecutive Chairman of the Monitor Group (China). Mr. Hotard is also a member of the Board of Directors of Quinpario Acquisition Corp. (NYSE:QPAC), Baosteel Metals Co., Ltd., and SIAD Macchine Impianti S.p.A. Within the past five years he has also served on the boards of directors of Global Industries Inc., Solutia Inc., Shona Energy Company, Inc., and Koning Corp., and as a partner at HAO Capital. He was a founding sponsor of the China Economic and Technology Alliance and of a joint MBA program between Renmin University, Beijing, and the School of Management, State University of Buffalo, New York. In 2000 he received the Great Wall Award for his contributions to the economic development of the Beijing Municipality. Mr. Hotard has experience managing a large global enterprise, assisting companies in developing and implementing their business strategy, building business relationships in Asia and China, and accessing capital markets. In the course of his career, he has worked with a number of senior government and business leaders in Asia and China. His background, understanding, and business relationships are helpful as the Board oversees management’s efforts to address shifting demand toward Asia, and China in particular, in its core MC business, as well as its expanded operations in Asia. Age 70.

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JOHN R. SCANNELL has been a Director of the Company since February 2012. He has served as Chairman and Chief Executive Officer of Moog Inc., a worldwide designer, manufacturer, and integrator of high-performance precision motion and fluid control systems for a broad range of applications, since January 8, 2014. Mr. Scannell joined Moog in 1990 as an Engineering Manager of Moog Ireland and later became Operations Manager of Moog GmbH in Germany. In 1999, he became the General Manager of Moog Ireland, and in 2003 moved to the Aircraft Group in East Aurora, New York, as the Boeing 787 Program Manager. He was named Moog’s Director of Contracts and Pricing in 2005. Mr. Scannell was elected Vice President of Moog in 2005 and Chief Financial Officer in 2007, a position he held until December 2010, at which time he was appointed President and Chief Operating Officer. In December 2011, he was named Moog’s Chief Executive Officer. Mr. Scannell’s range of management experience in engineering, operations management, contracts, and finance, along with his in-depth knowledge of the aerospace markets, products, and technologies, make him highly qualified to serve as a Director. In addition to an M.B.A. from Harvard Business School, Mr. Scannell holds B.S. and M.S. degrees in Electrical Engineering from University College Cork, Ireland. Age 50.

KATHARINE L. PLOURDE has been a Director of the Company since May 2013. She was a principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc. (DLJ) until November 1997. Since that time, she has engaged in private investing. In addition to serving on the board of one private corporation, she has been a director of Pall Corporation, a global provider of filtration, separation and purification products and systems, since 1995, and of OM Group Inc. (OMG), a company that develops, produces, and markets specialty chemicals, advanced materials, and electrochemical energy storage products, since 2002. She previously served as lead independent director of OMG and currently serves on the audit committee of both OMG and Pall. As a result of her tenure at DLJ and two other investment firms, Ms. Plourde brings significant analytical and financial expertise to the Board in a number of critical areas, including investor relations, financial reporting, accounting, corporate finance, and capital markets. Ms. Plourde’s years of service on the nominating/governance committees at Pall and OM Group have also given her significant Board governance experience, and contributed to her expertise on governance issues generally. Age 62.

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THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
ALL OF THE NOMINEES FOR ELECTION

CORPORATE GOVERNANCE

     Board Leadership Structure. Since becoming a public company in 1984, the Company has at times operated under a traditional U.S. board leadership structure (with the roles of Chief Executive Officer and Chairman combined), while at other times the positions of the Chairman and the top executive officer have been separated. Dr. Morone’s predecessor as Chief Executive Officer, Frank R. Schmeler, served as Chairman of the Board and Chief Executive Officer from 2000 until early 2006. From August 2003 until early 2006, Thomas R. Beecher, Jr. served as the Company’s nonmanagement Lead Director. Dr. Morone was appointed as President in 2005, and became Chief Executive Officer at the beginning of 2006. The Company’s departing Chief Executive Officer, Frank Schmeler, continued to serve as Chairman, in a nonmanagement capacity, until May of 2008, at which time he was succeeded by current Chairman Erland E. Kailbourne, who by that time had more than nine years of experience serving on our board. At the same time, John Standish, having resigned from his management position with the Company, was elected Vice Chairman.

     The Board of Directors expects the Chairman of the Board to function as a liaison and independent conduit between the members of the Board and the Company’s Chief Executive Officer between meetings of the Board, and to preside over meetings of, and provide leadership to, the nonmanagement members of the Board. The Chairman is also primarily responsible for setting Board meeting agendas, in cooperation with the Chief Executive Officer and Secretary. (Other responsibilities of the Chairman are described in the Company’s Corporate Governance Guidelines. The Chairman is also empowered to delegate some of these duties, in his or her discretion, to a Vice Chairman.) The Board has found that having a nonmanagement director function in this role, whether as a “lead director” or as Chairman, facilitates communication, helps ensure that issues of concern to nonmanagement directors are given an opportunity for discussion at meetings, and contributes generally to a more effective use of management and Board time. The Board also believes the current board leadership has served the Company well during Dr. Morone’s tenure as Chief Executive Officer, allowing him to devote his attention to the management of the Company during what has been a challenging and dynamic period. The Board engages in an annual self-evaluation process to determine whether the Board is discharging its responsibilities and operating effectively, and to consider changes in membership, structure, or process that could improve performance. While we believe that the current Board leadership structure is appropriate for the Company at the present time, it is possible that alternative Board leadership structures, including those that combine the offices of Chairman and Chief Executive Officer, could be appropriate for the Company under different circumstances.

     Risk Oversight. The Board of Directors oversees the Company’s risk management processes. The Company’s Chief Executive Officer reviews with the Board, at each regularly scheduled quarterly meeting, the most significant top-level enterprise risks facing the Company, and the processes by which the Company mitigates such risks. This top-level review is supported by periodic formal review by senior management of all significant enterprise risks, facilitated by the Chief Financial Officer. The Board asks management, from time to time, to supplement this top-level review with a more detailed analysis of one or more specific risks, selected by the Board, including related mitigation actions. The Board also reviews management’s annual operating plan and strategic plan to ensure that they are consistent with, and appropriately address, the Company’s risks and risk management processes. The Company’s Audit Committee is responsible for assisting the Board in its oversight of the Company’s risk management processes. The Audit Committee periodically reviews the adequacy of the processes by which the Company handles risk assessment and risk management, and discusses such processes with management, the Company’s internal audit department and the independent auditors. The Committee receives periodic reports from the Company’s finance department regarding liquidity and other financial risks; from the finance and internal audit function regarding internal control risks; and from the finance, legal, and internal audit departments regarding processes for addressing fraud, legal and compliance risks, and the adequacy of the Company’s disclosure controls and procedures. The Audit Committee also periodically reviews and discusses cyber security risks to the Company with the Company’s Chief Information Officer and the internal audit function, and reviews and discusses with senior management the risk factors disclosed by the Company in its periodic filings with the Securities and Exchange Commission before such filings are made.

     Although the Board oversees the Company’s risk management, day-to-day management of risk remains the responsibility of management.

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     Director Independence. The Corporate Governance Rules of the New York Stock Exchange (“the NYSE Rules”) provide that a company of which more than 50% of the voting power is held by an individual, a group, or another company will be considered to be a “controlled company.” As of March 24, 2014, J. Spencer Standish, related persons (including his children, Christine L. Standish and John C. Standish, directors of the Company; J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors; and various trusts for the benefit of descendants of J. Spencer Standish) held, in the aggregate, shares entitling them to cast approximately 53% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, we are a controlled company under the NYSE Rules. The Company has elected to avail itself of the provisions of the NYSE Rules exempting a controlled company from certain requirements of the NYSE Rules, including that the Compensation and Governance Committees be composed entirely of independent directors (as independence is defined by the NYSE Rules). The Board of Directors has determined, however, that all of the members of the Audit Committee are independent. The Board is not required to make this determination with respect to any other director, and it has not done so. A description of transactions, relationships, or arrangements (if any) considered by the Board in making these determinations is set forth in the Audit Committee discussion below.

     Meeting Attendance. The Board of Directors met 13 times in 2013. Each incumbent director attended (in person or by telephone) 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served. It is the policy of the Company that all persons who are candidates for election to the Board of Directors at an Annual Meeting of Stockholders should attend that meeting (either in person or, if necessary, by telephone). All of the candidates for election to the Board of Directors attended the Annual Meeting of Stockholders in 2013.

     Committees. The standing committees of the Board of Directors are a Governance Committee, an Audit Committee, and a Compensation Committee. During 2013, the Governance Committee met four times, the Audit Committee met nine times, and the Compensation Committee met four times.

     Governance Committee. The Governance Committee reviews and recommends changes in the Company’s Corporate Governance Guidelines and governance and management structure; evaluates the effectiveness of the Board of Directors, its committees, and the directors; recommends to the Board of Directors the persons to be nominated for election as directors; and reviews management succession planning. A copy of the Charter of the Governance Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of our Governance Committee are Christine Standish (Chair), Edgar Hotard, and Katherine Plourde. Board Chair Erland E. Kailbourne also participates in Committee meetings as an ex officio nonvoting member. Director Katharine Plourde joined the Committee in May 2013, replacing former Director Paula Cholmondeley. Directors Christine Standish and Edgar Hotard served on the Committee during all of 2013.

     The Governance Committee considers, on an ongoing basis, the skills, background, and experience that should be represented on the Board of Directors and its committees, the performance of incumbent directors, the appropriate size of the Board of Directors, potential vacancies on the Board, and other factors relating to the efficacy of the Board. The Committee and the Board seek to maintain a group of Board members that, in the aggregate, possesses the skills, background, and experience necessary and desirable to address effectively the issues and challenges the Company will confront. The Board does not expect that any single member will possess all of these attributes, and therefore seeks to accomplish this by selecting candidates with diverse skills and backgrounds. The Committee discusses with the Board, at least annually, the various qualifications and skills that should be represented on the Board and its committees, taking into account the nature of the business and the objectives of the Company as they may evolve over time. The Committee also reviews, on an annual basis, the performance of the sitting members of the Board, and makes recommendations to the Board regarding those directors to be nominated for reelection by the stockholders.

     Although the Governance Committee has from time to time employed professional consultants for this purpose, members of the Committee also communicate with knowledgeable persons on a continuing basis to identify potential candidates for Board membership. Any qualified potential candidates so identified are then discussed by the Committee and the Board, and if the potential candidate appears likely to be a substantial addition to the Board, he or she is then interviewed by members of the Committee and the Board. The Governance Committee then considers the reports of the interviews and other information that has been gathered and determines whether to recommend to the Board of Directors that the person be elected as a director. The

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Committee retained the director search firm of G. Fleck/Board Services in 2011 and 2012 to assist in identifying and evaluating potential Board members. Directors John Scannell and Katharine L. Plourde were initially recommended to the Committee by G. Fleck/Board Services.

     Stockholders may send recommendations of persons to be considered by the Governance Committee for nomination for election as directors to: Chair, Governance Committee, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867. Our Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of our website (www.albint.com), set forth criteria to be employed by the Governance Committee and the Board of Directors in determining whether a person is qualified to serve as a director of the Company. Recommendations by stockholders should include information relevant to these criteria. The Governance Committee will give consideration to persons recommended by stockholders in the same manner that it employs when considering recommendations from other sources.

     All of the nominees for election as directors at the 2014 Annual Meeting are standing for reelection by stockholders.

     Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its fiduciary responsibilities regarding the Company’s accounting and financial reporting practices and internal controls with respect to accounting, finance, legal compliance, and ethics. It also provides a means of open communication among the independent auditors, management, the Company’s internal auditors, and the Board of Directors. The Board has also designated the Audit Committee as the Company’s “Qualified Legal Compliance Committee” pursuant to the rules of the Securities and Exchange Commission with respect to Section 307 of the Sarbanes-Oxley Act. Under the NYSE Rules, the Audit Committee has sole authority to hire and fire our auditors. A copy of the current Charter of the Audit Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Audit Committee are Edgar G. Hotard (Chair), Erland E. Kailbourne, and Katharine Plourde. Director Plourde became a member of the Committee in May 2013, replacing former Director Paula H. J. Cholmondeley. Directors Hotard and Kailbourne served on the Committee during all of 2013.

     The Audit Committee has provided the following report:

     The Audit Committee has reviewed and discussed with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”), the financial statements for 2013, including management’s report with respect to internal control over financial reporting. The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and has received from PwC the written disclosures and the communications relating to PwC’s independence required by PCAOB rules. The Audit Committee has discussed with PwC its independence, and has considered whether the provision by PwC of the services referred to below under “RATIFICATION OF INDEPENDENT AUDITORS” is compatible with maintaining the independence of PwC.

     Based on the foregoing discussions and review, the Audit Committee recommended to the Board of Directors that the audited statements for 2013 be included in the Company’s Annual Report on Form 10-K for 2013 filed with the Securities and Exchange Commission.

     The financial reporting process of the Company, including the system of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, is the responsibility of the Company’s management. The Company’s independent auditors (PwC) are responsible for auditing the Company’s financial statements and internal controls over financial reporting. The Audit Committee monitors and reviews these processes. As required by the NYSE Rules, the Board of Directors has determined that, in their judgment, all of the members of the Audit Committee are “financially literate” and at least one member of the Committee “has accounting or related financial management expertise.” The Board has also determined that at least one member of the Committee, Katharine L. Plourde, is a “financial expert” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The members of the Audit Committee are not employees of the Company and do not represent themselves as experts in the field of accounting or auditing.

     The Charter of the Audit Committee provides that the members of the Committee are entitled to rely, and they do rely, on advice, information, and representations that they receive from the independent auditors, management, and the head of the Company’s Internal Audit function. Accordingly, the review, discussions, and communications conducted by the Audit Committee do not assure that the financial statements of the

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Company are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Company’s independent auditors are, in fact, “independent.”

The Audit Committee:
Edgar G. Hotard, Chair
Erland E. Kailbourne
Katharine L. Plourde

     The Board of Directors has determined that none of the members of the Audit Committee has any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company and, on that basis, has determined that each of them is “independent” within the meaning of the Sarbanes-Oxley Act and the NYSE Rules. In making this determination, the Board considered, after due inquiry, the lack of any transactions, relationships, or arrangements between the Company and each member of the Committee.

     The Board of Directors has determined that Ms. Plourde possesses all of the attributes of an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. Ms. Plourde also serves on the audit committee of two other public companies: Pall Corporation and of OM Group Inc. (The Audit Committee Charter does not permit any member of the Audit Committee to serve on the audit committees of more than two other public companies, unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to serve effectively on our Audit Committee, and such determination is disclosed in our annual proxy statement.) Pursuant to the NYSE Rules, the Board of Directors has determined that all of the current members of the Audit Committee are “financially literate” and that at least one member of the Committee has “accounting or related financial management expertise.” The Board of Directors believes that all of the current members of the Audit Committee are well qualified to perform the functions for which the Committee is responsible.

     Compensation Committee. The Compensation Committee is generally responsible for determining the compensation of our directors and executive officers. A copy of the Committee’s charter is available at the Corporate Governance section of our website (www.albint.com). The current members of the Compensation Committee are John F. Cassidy, Jr. (Chair), John Scannell, and John Standish.

     As specified in its charter, the Compensation Committee is directly responsible for determining the compensation of the Company’s Chief Executive Officer as well as the other senior executive officers of the Company. The Committee also assists the Board of Directors in the creation and implementation of employee compensation, incentive, and benefit policies and plans; administers (or oversees the administration by management of) pension and other employee benefit plans; and approves grants and awards under our stock option and restricted stock unit plans, and our 2011 Incentive Plan (except for awards intended to preserve deductibility under Section 162(m) of the Internal Revenue Code, which awards are approved by a separate committee of independent directors designated for such purpose). These duties and responsibilities may be delegated to a subcommittee comprising one or more members of the Committee.

     The Committee’s charter indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. See “The Role of Executive Officers” on page 14.

     In addition, the Committee’s charter charges the Committee with the responsibility to obtain advice and assistance from outside legal or other advisers or consultants as the Committee may from time to time deem appropriate, and to determine the compensation and other terms of service of such advisers and consultants. The Committee has exclusive power to select, retain, and terminate the services of any such advisers or consultants to assist in evaluating the compensation of the Chief Executive Officer or senior executives, and sole power to determine the compensation and other terms of service of such consultants. The charter provides that the Company shall provide for the payment of fees and compensation to any advisers or consultants so employed by the Committee. During 2013, the Company paid $37,662 to Pearl Meyer & Partners for compensation-related services. (See “The Role of the Compensation Consultant” on page 14 for a discussion of compensation-related services provided by Pearl Meyer during 2013.).

     Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee served in such capacity during all of 2013.

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     No member of the Committee was an employee during 2013. John Standish is an officer and director of J. S. Standish Co. (See “SHARE OWNERSHIP” on page 10.)

     Nonmanagement directors. Meetings of the “nonmanagement” directors, as defined by the NYSE Rules, are regularly held at the conclusion of each regularly scheduled meeting of the Board. The current nonmanagement directors include all of the directors other than Dr. Morone. Meetings of the nonmanagement directors during 2013 were chaired by the Chairman. The Chairman also acts as a liaison between the directors and the Chief Executive Officer, and facilitates communication among the directors. Interested persons may communicate with the Chairman and the nonmanagement directors by writing to: Chairman, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

     Shareholder communications. It is our policy to forward to each member of the Board of Directors any communications addressed to the Board of Directors as a group, and to forward to each director any communication addressed specifically to such director. Such communications may be sent to: Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

     Available Information. The Company’s Corporate Governance Guidelines, Business Ethics Policy, and Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and Controller, and the charters of the Audit, Compensation, and Governance Committees of the Board of Directors are all available at the Corporate Governance section of the Company’s website (www.albint.com).

Certain Business Relationships and Related Person Transactions

     The Company has adopted a written policy requiring review of relationships and transactions in which directors or executive officers, or members of their immediate families, are participants, in order to determine whether such persons have a direct or indirect material interest. The Company’s Legal Department is responsible for developing and implementing processes and controls designed to obtain information relating to any such relationship or transaction, and for determining whether disclosure of such relationships or transactions is required. The Audit Committee of the Board of Directors is responsible for reviewing such information, and making recommendations to the disinterested members of the Board regarding the ratification or approval of such relationships or transactions. As set forth in the policy, the Audit Committee considers each transaction in light of relevant factors, including any benefits to the Company, whether the terms are arm’s-length and in the ordinary course, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and such other facts and circumstances as may bear on the materiality of the transaction or relationship. No director may participate in the review, ratification, or approval of any transaction in which such director has an interest.

     Since January 1, 2013, there have been no transactions involving related persons required to be reported in this proxy statement where the above policy did not require review, approval, or ratification, or where such policy was not followed.

Chairman Emeritus

     As Chairman Emeritus of the Board of Directors, J. Spencer Standish is invited to all meetings of the Board and normally attends such meetings. He receives limited but regular assistance from Company administrative personnel in managing his correspondence and travel arrangements. He visits Company facilities in the United States and abroad from time to time, and consults with senior management from time to time on Company matters. Mr. Standish was reimbursed a total of $801 for Company-related expenses incurred during 2013 in connection with such visits, his attendance at meetings, and such consultations. Other than his pension under the Company’s retirement plans, and reimbursement of these expenses, Mr. Standish receives no fees or compensation for his activities with respect to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our directors and officers, and any persons holding more than 10% of our Class A Common Stock, to file with the Securities and Exchange Commission reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of such reports furnished to us and written representations by such persons that no other reports were required, all persons who were subject to the reporting requirements of Section 16(a) complied with such requirements during the year ended December 31, 2013.

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SHARE OWNERSHIP

     As of the close of business on March 1, 2014, each of the directors, director nominees, and Named Executive Officers, and all current directors and officers as a group, beneficially owned shares of our capital stock as follows:

	Shares of Class A Common Stock Beneficially Owned(a)		Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
Joseph G. Morone	188,675	(b)	(c)	—		—
Christine L. Standish	877,731		2.98%	870,821	(e)	26.92%
Erland E. Kailbourne	24,622	(d)	(c)	—		—
John C. Standish	1,141,713	(f)	3.85%	1,141,139	(g)	35.27%
John F. Cassidy, Jr.	15,108		(c)	—		—
Edgar G. Hotard	16,276		(c)	—		—
John B. Scannell	4,211		(c)	—		—
Katharine L. Plourde	1,166		(c)	—		—
John B. Cozzolino	14,409	(h)	(c)	—		—
Daniel Halftermeyer	65,856	(i)	(c)	—		—
Robert A. Hansen	20,475	(j)	(c)	—		—
Ralph M. Polumbo	30,708	(k)	(c)	—		—
All officers and directors as a group
(16 persons)	1,561,826		5.64%	1,142,843		35.33%

(a)	Because shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis, they are reflected in the above table both as Class B shares beneficially owned and as Class A shares beneficially owned. “Beneficial ownership” has the meaning specified under Rule 13d-3 of the Securities Exchange Act.
(b)	Includes (i) 184,402 shares owned outright and (ii) 4,273 shares held in the Company’s employee stock ownership plan.
(c)	Ownership is less than 1%.
(d)	Includes (i) 6,595 shares owned outright, (ii) 870,821 shares issuable upon conversion of an equal number of shares of Class B Common Stock, and (iii) 315 shares held by Ms. Standish in her account in the Company’s 401(k) retirement savings and employee stock ownership plans. The nature of Ms. Standish’s beneficial ownership of the Class B shares is described in note (e) below.
(e)	Includes (i) 1,704 shares owned outright and (ii) 869,117 shares held by J. S. Standish Company, of which she is Chairman.
(f)	Includes (i) 1,141,139 shares issuable upon conversion of an equal number of shares of Class B Common Stock, (ii) 563 shares held by Mr. Standish in his account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (iii) 11 shares held directly. The nature of Mr. Standish’s beneficial ownership of the Class B shares is described in note (g) below.
(g)	Includes (i) 869,117 shares held by J. S. Standish Company, a corporation of which he is the President, (ii) 120,000 shares held by the Christine L. Standish Delta Trust, as to which he has sole voting and investment power, (iii) 151,318 shares held by the Standish Delta Trust, as to which he is trustee with sole voting and investment power, and (iv) 704 shares held directly.
(h)	Includes (i) 11,408 shares owned outright, (ii) 2,701 shares held in the Company’s employee stock ownership plan, and (iii) 300 shares issuable upon exercise of options exercisable currently or within 60 days.
(i)	Includes (i) 43,056 shares owned outright and (ii) 22,800 shares issuable upon exercise of options exercisable currently or within 60 days.
(j)	Includes (i) 13,640 shares owned directly, (ii) 4,435 shares held in the Company’s employee stock ownership plan, and (iii) 2,400 shares issuable upon exercise of options exercisable currently or within 60 days.
(k)	Includes (i) 29,829 shares owned directly and (ii) 879 shares held in the Company’s employee stock ownership plan.

     Each of the individuals named in the preceding table has sole voting and investment power over shares listed as beneficially owned, except as indicated. Each of the directors and officers whose share ownership is reported above has indicated that no such shares are pledged as security.

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     The following persons have informed us that they were the beneficial owners of more than five percent of our outstanding shares of Class A Common Stock:

Name(s)(a)	Reported Shares of Company’s Class A Common Stock Beneficially Owned*		Percent of Outstanding Class A Common Stock
J. Spencer Standish	2,344,811	(b)	7.59%
Wellington Management Company, LLP	2,688,891	(c)	9.42%
BlackRock, Inc.	2,488,478	(d)	8.72%
TimesSquare Capital Management, LLC	1,887,270	(e)	6.61%
The Vanguard Group	1,722,235	(f)	6.04%

*	As of December 31, 2013, except for J. Spencer Standish, whose holdings are shown as of March 1, 2014.
(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, c/o Albany International Corp., 216 Airport Drive, Rochester, NH 03867; Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210; BlackRock, Inc., 40 East 52nd Street, New York, NY 10022; TimesSquare Capital Management, LLC, 7 Times Square, 42nd Floor, New York, NY 10036; and The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355.
(b)	Represents 2,344,811 shares issuable upon conversion of an equal number of shares of Class B Common Stock. 1,475,694 shares of Class B Common Stock are held by trusts as to which he has sole voting and investment power; the remaining 869,117 shares are held by J. S. Standish Company as to which he has shared voting and dispositive power. (J. S. Standish Company is a corporation as to which J. Spencer Standish holds the power to elect and remove all of the directors.) (c) Represents shares beneficially owned by investment advisory clients of Wellington Management Company, LLP. Wellington Management Company, LLP has shared power to vote or direct the vote of 2,021,192 such shares, and shared power to dispose or direct the disposition of all such shares.
(c)	Represents shares beneficially owned by investment advisory clients of Wellington Management Company, LLP. Wellington Management Company, LLP has shared power to vote or direct the vote of 2,021,192 such shares, and shared power to dispose or direct the disposition of all such shares.
(d)	Represents shares beneficially owned by BlackRock, Inc. and one or more affiliates, including BlackRock Advisors Fund. BlackRock, Inc. and/or one or more of such entities has the sole power to vote or direct the vote of 2,383,347 such shares, and sole power to dispose or direct the disposition of all such shares.
(e)	Represents shares beneficially owned by investment advisory clients of TimesSquare Capital Management, LLC. TimesSquare Capital Management, LLC has sole power to vote or direct the vote of 1,830,695 such shares, and sole power to dispose or direct the disposition of all such shares.
(f)	Represents shares reported as beneficially owned by The Vanguard Group, in its capacity as investment adviser. The Vanguard Group has sole power to vote or direct the vote of 39,603 such shares, shared dispositive power with respect to 38,103 such shares, and sole power to dispose or direct the disposition of 1,684,132 such shares.
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     The following persons have informed the Company that they are the beneficial owners of more than five percent of the Company’s outstanding shares of Class B Common Stock as of March 24, 2014:

Name(s)(a)	Shares of Company’s Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
J. Spencer Standish	2,344,811	(b)	72.48%
John C. Standish	1,141,139	(c)	35.27%
Christine L. Standish	870,821	(d)	26.92%
J. S. Standish Company	869,117		26.87%
William M. Doyle Jr.	614,307	(e)	18.99%

(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, John C. Standish, and Christine L. Standish, c/o Albany International Corp., 216 Airport Drive, Rochester, NH 03867; J. S. Standish Company, c/o Barrantys LLC, 120 West Tupper Street, Buffalo, NY 14201; and William M. Doyle Jr., Winston & Strawn LLP, 35 W. Wacker Drive, Chicago, IL 60601.
(b)	Includes (i) 869,117 shares held by J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect and remove all of the directors, and (ii) 1,475,694 shares held by trusts as to which he has sole voting and investment power.
(c)	Includes (i) 869,117 shares held by J. S. Standish Company, a corporation of which he is the President, (ii) 120,000 shares held by the Christine L. Standish Delta Trust, as to which he has sole voting and investment power, (iii) 151,318 shares held by the Standish Delta Trust, as to which he is trustee with sole voting and investment power, and (iv) 704 shares held directly.
(d)	Includes (i) 869,117 shares held by J.S. Standish Company, a corporation of which she is Chairman and CEO, and (ii) 1,704 shares held directly.
(e)	Includes (i) 247,154 shares held by a trust for the sole benefit of John C. Standish, (ii) 247,153 shares held by a trust for the sole benefit of Christine L. Standish, and (iii) 120,000 shares held by the John C. Standish Delta Trust. Mr. Doyle has sole voting and investment power with respect to such trusts.

Voting Power of the Standish Family

     J. Spencer Standish, related persons (including Christine L. Standish and John C. Standish, directors of the Company) and William M. Doyle Jr., as sole investment adviser of trusts for the benefit of descendants of J. Spencer Standish, now hold in the aggregate shares entitling them to cast approximately 53% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, if J. Spencer Standish and such persons cast votes as expected, election of the director nominees listed above, and approval of any other proposals to be considered at the meeting, will be assured.

Compensation Committee Report

     The Compensation Committee of the Board of Directors (the “Committee”) has reviewed the Compensation Discussion and Analysis following this report with management of the Company, and based on such review recommended to the Board of Directors that it be included in the Company’s Annual Report on Form 10-K and this proxy statement.

John F. Cassidy, Jr., Chair
John Scannell
John C. Standish

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

     This portion of our Proxy Statement describes the Company’s executive compensation program, and reports on the compensation earned by and paid to the Company’s “named executive officers”, as that term is defined in applicable SEC regulations (the “NEOs”). For 2013, these NEOs were President and CEO Joseph G. Morone; Chief Financial Officer and Treasurer John B. Cozzolino; President – Machine Clothing Daniel A. Halftermeyer; President – AEC Ralph M. Polumbo and Senior Vice President and Chief Technology Officer Robert Hansen. This discussion is presented in three parts. The first part sets forth the Committee’s compensation philosophy and objectives, describes the design of the compensation structure adopted for 2013, identifies the different elements of the compensation program, and explains the various matters taken into consideration by the Committee when adopting compensation policies or arriving at compensation decisions. The second part reviews the results of that structure based on the Company’s 2013 performance. The final part of the discussion sets forth, in the required tabular format, the 2013 compensation actually earned by, awarded to, or available to the NEOs.

Executive Summary

     In his 2013 letter to stockholders, Dr. Morone laid out the Company’s strategic goals for each business segment. The Company’s strategic objective for the Machine Clothing business segment was to maintain stable Adjusted EBITDA, year over year, by (a) maintaining a continued focus on and investment in the ability to differentiate the Company from its competitors through superior products and field service with the leading papermakers in the growing product segments and regions around the world; and (b) continuing to match capacity to demand around the world and to enhance productivity steadily and incrementally. For AEC, the Company’s strategic goal was to continue to work toward establishing it as the leading tier 2 supplier of highly engineered composites to the aerospace industry, and to realize its significant revenue growth potential, by (a) continuing to build the organization, talent, systems, and processes required to ramp up production of parts for the LEAP engine on time, with high yield and healthy margins; and (b) continuing to expand the pipeline of growth opportunities beyond the first wave of parts for the LEAP engine. These are the strategic objectives that the Committee sought to further when structuring the 2013 compensation program.

PART I

Compensation Philosophy and Objectives

     It is the Committee’s philosophy to compensate the Company’s executives based on their individual importance in achieving the Company’s strategic objectives, consistent with competitive market practices, and taking internal equity into account. The compensation program for NEOs is designed with a focus on total direct compensation targets utilizing both long and short-term performance-based compensation components. The principal objectives of our executive compensation program are (1) to enable the Company to attract and retain talented, well-qualified, experienced, and highly motivated executives whose performance will substantially enhance the Company’s performance, and (2) to structure elements of compensation so that performance consistent with delivering shareholder value and achieving the Company’s annual and long-term goals is suitably rewarded.

Shareholder “Say on Pay”

     At the 2012 annual meeting, stockholders representing 97% of the votes cast expressed approval of the Company’s executive compensation. In 2013, the Company’s executive compensation was approved by 80% of the votes cast. The structure and elements of the Company’s current executive compensation program have been in place since 2010, and described in an earlier version of this report during that period.

     While the results of the 2013 vote were not available when the Committee was considering and approving 2013 compensation, the 2012 voting results did factor into the Committee’s decision to continue to utilize the same program structure as the basis for the 2013 executive compensation.

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Roles in Structuring Compensation

The Role of Compensation Committee

     The Compensation Committee of the Board of Directors is ultimately responsible for determining the compensation of all of our executive officers, including Dr. Morone. The Committee considers, adopts, reviews, and revises the various compensation plans, programs and guidelines, and reviews and determines all components of each executive officer’s compensation. The Committee reports to, and receives feedback from, the full Board of Directors each quarter. With respect to Dr. Morone’s compensation, although it is determined by the Committee, this determination reflects advice and input of the full Board of Directors, and takes into account the full Board’s assessment of Dr. Morone’s performance.

The Role of the Compensation Consultant

     The Committee retains an executive compensation consultant to provide benchmarking and comparative compensation analysis. The consultant’s findings and recommendations form part of the input used in the ongoing review and design of the Company’s compensation programs. This benchmarking and comparative analysis process is normally completed on an annual basis in the case of the Company’s CEO, and periodically with respect to other members of the senior management team. Analyses completed by Pearl Meyer & Partners in late 2012 and updated in early 2013 were considered by the Committee when determining 2013 total direct compensation targets and base salary increases.

The Role of Executive Officers

     The Committee’s Charter expressly provides that input from management is expected, and in some instances required, in connection with the Committee’s exercise of its responsibilities. Thus, Company management does in fact make recommendations to the Committee from time to time regarding modifications to existing benefit plans or the adoption of new plans. In addition, although the Committee has traditionally been responsible for reviewing and approving salary ranges for senior management, and making any necessary changes in such ranges or in the Company’s salary structure, such ranges and changes are typically proposed to the Committee by the Company’s CEO after consultation with personnel from the Company’s Human Resources function.

Elements of Compensation

     There are several components to the Company’s executive compensation program. Flexibility in the application of each discrete component affords the Committee the opportunity to respond to changes in market conditions. This flexibility is manifest in the Committee’s practice of adjusting the allocation between long- and short-term compensation, and in its varying use of cash and non-cash elements. It can also be seen in the fact that not every component is granted, or made available, to all executives. In 2013, five principal components of the executive compensation program were available to achieve the Committee’s compensation objectives:

Base Salary

     Annual base salary constitutes the core cash portion of the compensation of every member of management, including the NEOs. In determining the appropriate amount to be established as base salary, the Committee considers benchmarking data, the executive’s past performance, and his or her individual importance to the Company.

Annual Incentive Plan

     The Company provides certain managers an opportunity to earn an annual cash incentive bonus. Although the amount of such incentive bonus actually paid to a manager is determined by the Committee in its sole discretion, it is generally based on Company, business unit, and/or individual performance against established targets during the previous year. Target bonus opportunities are established as a percentage of base salary. For 2013, the Committee adhered to its prior practice of excluding the senior management team (consisting of the CEO and approximately seven to nine top executives working most closely to him, including all the NEOs), from the annual cash incentive bonus. Instead, the senior management team is granted the MPP and APP Performance Awards identified below. Participation in the annual cash incentive bonus program was limited to approximately 375 managers worldwide.

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     Under the Annual Incentive Plan, a bonus at the targeted level is paid only if the Committee determines that the performance levels that it considers appropriate for the particular year have been achieved. Lesser cash incentives may be paid if such performance levels are not achieved, and larger incentives will be paid if performance exceeds such levels. Threshold performance levels are also established. Performance below the threshold levels generally results in no bonus being earned. Maximum performance levels are also established. The threshold, target and maximum performance levels are set based on the operating plan approved by the Board of Directors.

Performance Awards

     Performance Awards are granted pursuant to the Company’s 2011 Incentive Plan to the senior management team only (which includes both executive officers and non-officers). These awards are designed to reward performance. In granting Performance Awards, the Committee considers (1) the alignment between the performance goals and the Company’s business objectives, (2) advice from its executive compensation consultant regarding the total value of the awards as a percentage of total direct compensation, as well as the ideal frequency of various award outcomes, and (3) the amounts of Performance Awards actually earned in prior years.

     The performance period for the short-term performance incentive award was the 2013 fiscal year. This annual performance period award (the “APP Performance Award”) entitled the recipient to receive between 0% and 200% of the target award, initially denominated as a dollar figure, based on the extent to which he or she attained certain performance goals during 2013. Once determined, the awards were paid out in full in a ratio of 60% cash and 40% stock in March 2014, using the average share price for the first 10 days in January 2014 to determine the number of shares to be issued. The performance period for the long-term performance incentive award runs from January 1, 2013 through December 31, 2015. This multi-year performance period award (the “MPP Performance Award”) entitles the recipient to receive between 0% and 200% of the cash and share award targets stated in the award agreement, based on the extent to which he or she attains certain cumulative performance goals at the end of the three-year performance period. Once determined, the awards will be paid out in full in cash and stock in early 2016.

     When establishing performance goals for all performance-based incentive compensation, the Committee intends that there be a rather high probability that threshold levels would be met, and a rather low probability that maximum levels would be met. The performance measurement metrics and goals for 2013 performance-based incentive compensation program were drawn from the 2013 operating plan approved by the Board of Directors.

Restricted Stock Units

     Restricted Stock Units (“RSUs”) are granted pursuant to the Company’s Restricted Stock Unit Plan (“RSU Plan”) and function primarily as retention incentives. The size of any grant to any single manager is typically determined primarily on the basis of salary and grade level, years of service, and internal equity. With the exception of special executive retention incentives adopted from time to time or grants made upon hiring, since 2010 members of the senior management team generally have not participated in the annual RSU grants. Before 2011, these grants were targeted to approximately 200-250 top managers just below the senior management team, who also participate in the annual cash incentive bonus program. No RSU grants have been made to this group of top managers since 2010. Instead, beginning in February 2012, the Company has made grants under the 2011 Performance Phantom Stock Plan described below.

Performance Phantom Stock

     Performance Phantom Stock (“Performance Phantom Stock”) is granted pursuant to the Company’s Performance Phantom Stock Plan (“Performance Stock Plan”). These grants function as retention incentives, but with a performance component. The size of any grant is determined primarily on the basis of salary and grade level, years of service, internal equity, consideration of the employee’s value to the Company, and the retentive effect of previously awarded stock options that remain outstanding. The number of units ultimately earned depends on Company performance measured against corporate-wide goals established at the beginning of the one-year performance period. Members of the senior management team have not participated in, and are not expected to participate in, this plan. These grants are targeted to approximately 100-125 top managers just below the senior management team, who also participate in the annual cash incentive bonus program.

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Other Plans and Programs

     In addition to the foregoing, the Company maintains a tax-qualified 401(k) defined contribution plan in which all U.S. employees are generally eligible to participate. Under the 401(k) plan, a participant is entitled to contribute up to 10% of his or her pre-tax income and up to 15% after tax; the Company will match contributions made by the employee under the Plan, up to a maximum of 5% of the employee’s pre-tax income. The Company also maintains a profit-sharing plan for all eligible U.S. employees. Under the profit-sharing plan, the Company will make an additional, discretionary profit-sharing contribution to the accounts of eligible participants in the 401(k) plan. The amount of the contribution is generally determined using the same formula used to determine the Company’s CEO’s performance under his performance awards. The actual amount is determined by the Committee in its sole discretion, and typically amounts to between 1% and 2.5% of each participant’s annual salary. The contributions are made in cash and allocated to investments chosen by plan participants.

     The Company also maintains a tax-qualified defined benefit plan (i.e., a pension plan) in which all salaried and hourly U.S. employees who began their employment before October 1, 1998 participate. The Company also maintains a related supplemental executive retirement plan. NEOs who are U.S. employees and who were so employed before such date accrued retirement benefits under these plans in accordance with their terms until February 28, 2009. These plans were both amended as of that date so that no additional benefits would accrue to any plan participant, effectively freezing the future benefits of any participant based on their years of service and highest earned salaries as of February 28, 2009.

     The amounts to which executives are entitled under these plans are dictated by the terms of the plans themselves. These are tax-qualified, nondiscriminatory plans, which apply equally to all eligible employees of the Company. The Committee is made aware of the accrued value of these entitlements when making determinations regarding executive compensation (including the NEOs), but an executive’s benefits under these plans have generally had no direct bearing on its determinations. The Committee believes that the accumulation of benefits under these plans should have no impact on its objective of compensating individuals based upon their individual importance to the Company in achieving annual and strategic objectives.

     Finally, employees located outside of the United States may enjoy benefits under local government-mandated retirement or pension plans, as well as supplementary pension or retirement plans sponsored by local Company affiliates. Mr. Halftermeyer is the only NEO employed outside of the United States. As a French citizen serving as an employee of a Swiss subsidiary of the Company while on an international assignment, he accrues benefits under both a private pension plan maintained by the Swiss subsidiary as required by Swiss law, and as an expatriate under a French government-sponsored pension scheme. The Company pays both the employer and employee contributions to the French government-sponsored pension scheme in order to maintain Mr. Halftermeyer’s participation during his expatriation. The amounts paid by the Company toward both pension plans during 2013 are reported in the “Summary Compensation Table” on page 23, and the present value of the benefits accumulated under the Swiss private pension plan are reported in the “PENSION BENEFITS” table on page 31.

Structuring the 2013 Compensation Program — Pay for Performance

     Structuring the 2013 compensation program for our NEOs began with the establishment of a total direct compensation target for each executive. This was done with reference to benchmarking data and after consideration of the executive’s past performance and his or her individual importance to the Company. The Committee considered the total direct compensation target and base salary paid to similarly-situated executives at companies included in its benchmarking group (see page 19). It also noted the mean and median compensation paid to executives in the benchmarking group, and compared those against the amounts awarded to its own executives in prior years. After considering all of the foregoing factors, the Committee determined to establish the total direct compensation target for Dr. Morone at the 75th percentile of the peer group data, and to establish the targets for the other NEOs at or between the 50th and 75th percentile of the peer group data.

     When establishing total direct compensation targets at certain percentiles of the peer group data, particularly with regard to the Company’s CEO, the Committee is made aware of the Company’s performance relative to the peer group as measured by a number of different EBITDA – based financial metrics. The Committee is mindful of the growing reliance of investors and shareholder advisory groups on an even wider array of comparative financial metrics to assess the performance of a company relative to its peers, especially in connection with usage of “say on pay” voting guidelines. The Committee believes that a simple comparison of peer group financial metrics in assessing compensation fails to take into account the Company’s unique composition, relative to its peer group, as a combination of two very different businesses pursuing two very different business strategies: Machine Clothing,

16

an established, cash-generating, low-growth business seeking to maintain its reputation as an industry leader as well as its ability to generate cash; and AEC, a cash-consuming, capital intensive business managing the challenges of rapid growth. The Committee feels that an over-reliance on comparative financial metrics would, in the Company’s case, fail to adequately measure the overall performance of the Company’s executives in executing these two different strategies, resulting in inappropriate compensation outcomes.

     The total direct compensation targets established are not guaranteed, but paid only if earned by an NEO based on performance.

     Once total direct compensation targets were established, the Committee chose the components to be utilized to pay the compensation, if earned, as well as the share of total direct compensation to be allocated to each component. In making this determination, the Committee reviewed the mix of the compensation paid to executives in the benchmarking group, focusing on long-term and short-term compensation, fixed and variable components, and the ratio of earned compensation paid as equity or cash.

     After such consideration, and taking into account the benchmarking data, the Committee determined that the total direct compensation target opportunities for NEOs would be paid as base salary, and through short-term and long-term incentive compensation awards, with the latter two components being performance-based and at risk. To determine the share of the total direct compensation target that would be allocated to each component, the Committee determined the appropriate base salary to be paid to each executive. The Committee also determined that 35% of the total direct compensation target would be granted in the form of a long-term performance incentive award (i.e., the MPP Performance Award), and that the remainder of the target would consist of a short-term performance incentive award (i.e., the APP Performance Award). Payment of the target awards allocated between the short- and long-term incentives would be paid only if earned.

     After the total direct compensation target was allocated between components, the Committee then established the performance measurement metrics and goals for each NEO against which performance would be judged to determine how much of the incentive compensation, if any, would be earned by an NEO.

     Finally, the Committee determined the form in which each component should be paid, if earned. Base salary was established as cash compensation, but both the short- and long-term performance incentive awards would be paid in a combination of cash and equity.

2013 NEO Compensation Opportunities

     Following the structure described above, the Committee established a total direct compensation target for each of the Company’s NEOs for 2013 as follows:

NEO	2013 Total Direct Compensation Target	2012 Total Direct Compensation Target	2011 to 2012 % Change
Joseph G. Morone	$ 4,037,000	$4,037,000	0%
John B. Cozzolino	$ 1,089,000	$ 900,000	21%
Daniel A. Halftermeyer	$ 1,150,000	$1,150,000	0%
Ralph M. Polumbo	$ 958,000	$ 958,000	0%
Robert A. Hansen	$ 620,000	$ 602,000	3.0%

     With the exception of Messrs. Cozzolino and Hansen, the Committee determined that the total direct compensation targets of the NEOs, as established for 2012, were generally in line with benchmark data and did not require any adjustment for 2013. The significant increase in Mr. Cozzolino’s total direct compensation target relates primarily to his growth and performance in the position of Chief Financial Officer since being promoted to that position in February 2011. At the time of his promotion, and again in 2012, he was awarded increases in his salary and total direct compensation target, but the Committee decided to limit those increases to amounts less than the relevant benchmarking data might have suggested. When the Committee met in early 2013 to establish compensation targets for 2013, it concluded that Mr. Cozzolino’s performance since the 2011 promotion justified giving greater consideration to the benchmarking data, and determined that it would be appropriate to set his base salary and total direct compensation target closer to the 60th percentile of the peer group, resulting in the increase disclosed above. As for Mr. Hansen, the Committee determined that his total direct compensation target should be increased slightly based on the benchmarking data, his performance, and inflationary pressures anticipated in 2013.

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     The Committee then determined the amount of the total direct compensation target that should be paid as base salary.

NEO	2013 Base Salary	% of Total Direct Target	2012 Base Salary	2012 to 2013 % Change
Morone	$817,000	20.2%	$793,000	3.0%
Cozzolino	$400,000	36.7%	$365,000	9.5%
Halftermeyer	$452,000	39.3%	$439,000	3.0%
Polumbo	$377,000	39.3%	$366,000	3.0%
Hansen	$270,000	43.5%	$262,000	3.0%

     With the exception of Mr. Cozzolino, the Committee chose to increase the base salary of each NEO, even those who did not receive an increase to their total direct compensation target, by 3% in recognition of 2012 performance and in anticipation of expected inflation in 2013. With regard to Mr. Cozzolino, his increase of 9.5% resulted from the Committee’s decision to increase his total direct compensation target (as described above) and its desire to structure his base pay at approximately the 60th percentile of benchmark data.

     Finally, the Committee determined the proper allocation between stock and cash for the performance awards. For the MPP Performance Award the allocation was 60% stock and 40% cash, and distinct target opportunities were identified for each component in the award agreement. The calculation of the MPP Performance Award stock target opportunity used an estimated future stock price. For the APP Performance Award the allocation was 40% stock and 60% cash, however the initial target was denominated as a dollar amount in the award agreement. The calculation of the number of shares paid out would be determined after the performance period based on the average share price for the first ten days thereafter. The following table sets forth the target opportunities established for each of the NEOs for the MPP Performance Award and the APP Performance Award.

NEO	APP Opportunity Total	MPP Opportunity Shares	MPP Opportunity Cash
Morone	$1,807,050	28,699	$565,180
Cozzolino	$ 307,850	7,742	$152,460
Halftermeyer	$ 295,500	8,175	$161,000
Polumbo	$ 245,700	6,810	$134,120
Hansen	$ 133,000	4,408	$ 86,800

Other Compensation Polices and Considerations

Timing of Awards and Grants

     Base salary increases are determined by the Committee at the first meeting after completion of the fiscal year when all relevant data is available. This meeting typically occurs in February, with increases becoming effective in April. The Committee also typically approves annual cash incentive bonuses and Performance Phantom Stock grants at this same meeting. At this same time, a special Performance Committee of the Board (intended to ensure the deductibility of these awards under Section 162(m) of the Internal Revenue Code) usually approves new MPP Performance Award grants and APP Performance Awards grants under the 2011 Incentive Plan. RSU grants have generally been made in November, though interim grants have been occasionally awarded to specific individuals at other times during the year or at the time of a new hiring or promotion, or in recognition of a special retention need.

The Effect of Prior or Accumulated Compensation

     In approving each element of compensation, the Committee reviews “tally sheets” for each executive officer, and other members of the senior management team. These tally sheets contain a summary of all material elements of annual and long-term compensation (including accrued pension and 401(k) benefits) actually earned by each executive in the immediate prior year and, depending on the executive’s length of service, several years prior thereto. The information includes each executive’s actual base salary, annual cash incentive bonus, payments under the Company’s RSU plan, Performance Awards, pension accruals and other compensation paid by the Company. The tally sheets also show the outstanding balances of RSU grants and any equity-based awards, and the unrealized gains on those balances. The Committee considers this information before approving new Performance Awards, base salary increases, or final annual cash incentive bonuses for the prior year. The tally sheets are used to determine how well past compensation practices satisfy the Committee’s objectives.

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     Although the tally sheets provide insight into an executive’s accumulated compensation, it was the Committee’s conclusion that neither the historical data nor any perceived wealth accumulation justified a change in either the Committee’s current compensation philosophy or the elements of compensation employed. It is the Committee’s belief that an executive’s accumulated compensation is the result of his or her achievement of a series of objectives over time. Furthermore, it is the Company’s view that the effect of such accumulated compensation is not sufficient to call into question the Committee’s objective of compensating individuals based on their individual importance to the Company in achieving strategic objectives. The Committee views “realizable” future compensation as having been earned by the employee based on past employment and performance. As a result, such “realizable” future compensation has generally had little, if any, bearing on the amount or timing of new compensation approved or awarded. The Company does not believe that the compensation paid to its executives, including the NEOs, or any individual element of that compensation, is lavish or extraordinary.

Independence of Compensation Consultant and Identity of Benchmarking Group

     For its 2013 benchmarking and comparative compensation analysis, The Committee again retained the services of Pearl Meyer & Partners (“PMP”). The Committee has used the services of PMP since 2010. PMP did not provide any other services to the Company in 2013. The Company paid PMP approximately $37,662 during 2013 for compensation consulting services. In late 2012, and again in late 2103, the Committee assessed the independence of PMP using criteria promulgated by the New York Stock Exchange and determined it to be independent. The Committee expects that it will continue to use PMP to provide executive compensation consulting services.

     For 2013 PMP benchmarked individual compensation against a peer group of 18 publicly traded U.S. companies (identified below) in the same or related industries with comparable revenues, employees, and international operations.

The peer group of comparable publicly traded U.S. companies consisted of the following:

Kennametal, Inc.	Curtiss-Wright Corp.	Neenah Paper, Inc.
Idex Corp.	Watts Water Technologies	Actuant Corp.
Esterline Technologies, Corp.	Hexcel Corp.	Clarcor, Inc.
Barnes Group, Inc.	Nordson Corp.	Xerium Technologies, Inc.
Enpro Industries, Inc.	Buckeye Technologies, Inc.	Rogers Corp.
Tredegar Corp.	Circor International Inc.	Schweitzer-Maudit International, Inc.

     PMP representatives are encouraged by the Committee Chairman to communicate directly with members of management as needed, particularly the Company’s CEO and personnel from the Human Resources function. However, the consultant is retained by, instructed by, serves for, and reports to the Committee, and its main point of contact remains the Chairman of the Committee. Notwithstanding the use of a compensation consultant, the Committee is ultimately responsible for all compensation matters.

The Impact of Accounting or Tax Considerations

     When confronted with a choice between two comparable forms of compensation, the Committee has in the past favored the form with the lower tax cost (to the employee and/or the Company), more favorable accounting treatment, or more favorable impact on the Company’s borrowing cost pursuant to its primary revolving credit facility.

Equity Ownership Requirements or Guidelines

     The Company’s Board of Directors has adopted stock ownership guidelines for the Company’s CEO. The guidelines provide that the CEO is expected to own and hold shares of the Company’s Common Stock (Class A or Class B) equal in value to three (3) times current base salary. There is no deadline by which such target should be attained, but at any time that the value of the CEO’s holdings is less than the applicable target, he or she will be expected to retain, in addition to all shares already owned, (1) all shares acquired upon the exercise of any stock options, and (2) all shares received upon a distribution of shares pursuant to the terms of any Performance Award (in each case, net of shares used, if any, to satisfy the exercise price, taxes, or commissions). The 162,635 shares owned by Dr. Morone as of December 31, 2013 had a value of more than three times his then current base salary based on the most recent closing share price on that date.

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     The Committee does not believe that adoption of share ownership guidelines for other officers is warranted. The Committee recognizes that the adoption of such requirements is sometimes perceived as creating greater alignment of executive and shareholder interests, but the Board of Directors believes that substantial alignment already exists. A Company executive officer, with a significant portion of his or her net worth in the form of unvested RSUs or Performance Phantom Stock, undistributed Performance Awards, past Company common stock contributions to his or her 401(k) account, and other shares he or she already owns, has an acute interest in the continued financial well-being of the Company.

Risk Assessment of Compensation Plans and Programs

     The Committee has reviewed its compensation plans and programs, particularly those components which are employed as part of the incentive compensation plans for the NEOs and other executives, and has determined that such plans and programs are not reasonably likely to have a material adverse effect on the Company. To reach this conclusion, the Committee compiled an inventory of all executive compensation plans and programs globally and evaluated those plans and programs as potential contributors to Company risks. The conclusion was based on the finding that the Company’s executive compensation structure consists of a balanced mix of components that utilize both equity and cash elements, impose caps on incentives, apply multiple performance measures, establish staggered performance and payout periods, and rely on the use of discretion in approving final awards. The Committee also took note of the Company’s policies related to severance, perquisites, and change-in-control provisions, as well as its adoption of clawback/recoupment mechanisms. During its discussion, the Committee recognized its own oversight responsibilities and noted that it requires all senior management incentive compensation calculations to be reviewed by its external auditor. It then determined that its practices, coupled with the structure of the executive compensation plans and programs, mitigate any risks associated with compensation programs.

Employment Contracts — Named Executive Officers

     The Company entered into an Employment Agreement with Dr. Morone on May 12, 2005 which provided that Dr. Morone would be hired initially as President, then becoming President and CEO on January 1, 2006. Employment may be terminated by either party at any time. The Agreement provided for the award of 30,000 restricted stock units pursuant to the Company’s RSU Plan, which have since fully vested and been paid. The Agreement entitles Dr. Morone to four weeks of vacation with pay, or such greater amount as the Company’s vacation policy applicable to executive officers provides. The Agreement otherwise entitles Dr. Morone to participate in the Company’s employee benefit plans, policies, and arrangements applicable to executive officers generally (including, for example, 401(k), health care, vision, life insurance, and disability); in each case, as the same may exist from time to time, as well as such perquisites as may from time to time be made generally available to senior executives of the Company. The Agreement includes a severance provision which is more fully described below. The Company has not entered into employment contracts with any other NEO.

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PART II

2013 EXECUTIVE COMPENSATION EARNED

Performance Award Metrics and Goals

     The 2013 APP Performance Awards granted to each of the NEOs contained performance measurement metrics and goals appropriate to that executive. In some cases, where appropriate, executives may share a metric and its related goal. The following table sets forth the metrics chosen for each NEO’s APP Performance Award, the percentage that each metric counted toward the NEO’s overall performance, and the threshold, target and maximum goals for each metric. (The definitions of the listed metrics are contained in Appendix A to this Proxy Statement.)

	Metric	Percentage of Overall Performance	Threshold	Target	Maximum
Morone	2013 Adjusted Global AEC EBITDA	30%	-$3.4M	$0.6M	$8.6M
	Weighted 2013 Corporate Cash Flow Exclusive of AEC EBITDA	60%	Determined pursuant to Threshold, Target and Maximum goals of component parts of the metric as described in Appendix A
Cozzolino	2013 Weighted Corporate Cash Flow	100%	Determined pursuant to Threshold, Target and Maximum goals of component parts of the metric as described in Appendix A
Halftermeyer	2013 Global MC Cash Flow	100%	$142.9M	$204.2M	$285.9M
Polumbo	2013 Adjusted Global AEC EBITDA	100%	-$3.4M	$0.6M	$8.6M
Hansen	2013 Global MC Cash Flow	40%	$142.9M	$204.2M	$285.9M
	Success in Achieving R&D Development Project Goals	60%	Performance Percentage Scale set forth in Appendix A

     The following table sets forth the metrics chosen for each NEO’s 2013 MPP Performance Award, and the percentage that metric each counted toward overall performance. In each case, these metrics are aggregated to reflect the three-year performance period, and the goals established as the cumulative projected results for each metric in 2013, 2014, and 2015. (The Committee has determined that disclosing actual goals would result in competitive harm to the Company.)

	Metric	Percentage of Overall Performance
Morone	Aggregate AEC Net Sales	40%
	Weighted Aggregate Corporate Cash Flow	60%
Cozzolino	Weighted Aggregate Corporate Cash Flow	100%
Halftermeyer	Aggregate Global MC Cash Flow	100%
Polumbo	Aggregate Adjusted Global AEC EBITDA	100%
Hansen	Aggregate Global MC Cash Flow	40%
	Success in Achieving Long Term Development Project Goals	30%
	Cognizable Strategic Market Impact of Highest Priority Development Projects	30%

     As more fully described below, and according to the applicable incentive plan and award agreements, the foregoing goals (including the threshold and maximum goals) may have been subsequently adjusted to account for the divestiture of business operations and other unanticipated business developments during the applicable performance periods.

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     For Dr. Morone and other NEOs, the Committee purposefully chose to utilize a cash flow metric in both the short-term and long-term performance incentive grants. It was the Committee’s determination that creating an incentive for the senior executive team based on cash flow was consistent with the Company’s Cash & Grow strategy, and that a three-year performance period created sufficient balance against a one-year performance period.

Achievement of Goals and Awards Earned

     Following the completion of the performance periods, it is the Committee’s responsibility to review performance against goals and establish final incentive compensation payouts. It is only at this time that it can be determined how much of the total direct compensation target is actually earned by the NEO. In early 2014, and based upon the Company’s audited 2013 financial statements, the Committee determined one-year performance versus threshold, target and maximum goals for each performance metric. The Committee determined that 2013 Adjusted Global AEC EBITDA was -$3.4 million, representing 50.6% of target; that 2013 Adjusted Global MC Cash Flow was $194.3 million, representing 91.9% of target; and that 2013 Other Cash Flow (as defined in Appendix A) was -$85.2 million, representing 109% of target. Based on the foregoing, 2013 Weighted Corporate Cash Flow was 87.1% of target and Weighted 2013 Corporate Cash Flow Exclusive of AEC EBITDA was 83.1% of target. The Committee also determined that success was achieved in five R&D Development projects, representing 95% of target.

     Based upon the level of achievement of the foregoing performance measurement metrics, the Committee determined each NEO’s overall performance percentage achieved, and calculated the amount of APP Performance Award targets actually earned, as follows:

	Percentage of Overall Performance Achieved	Shares Earned	Cash Earned
Morone	83.1%	16,854	$901,291
Cozzolino	87.1%	3,008	160,855
Halftermeyer	91.9%	3,048	162,961
Polumbo	50.6%	1,396	74,618
Hansen	93.8%	1,399	74,837

     The performance period under the MPP Performance Awards granted in 2013 runs through December 31, 2015. The Company considers compensation earned under an MPP Performance Award to have been earned over the entirety of the performance period. 2013 was the final year of the three-year performance period for the MPP Performance Awards granted in 2011. The metrics chosen for each NEO’s 2011 MPP Performance Award, the percentage that each metric counted toward the NEO’s overall performance, and the threshold, target and maximum goals for each metric are presented in the table below:

	Metric	Percentage of Overall Performance	Threshold	Target	Maximum
Morone	Aggregate Corporate Cash Flow	60%	$290.5M	$415.0M	$498.0M
	Aggregate AEC Net Sales	40%	$128.1M	$183.0M	$219.6M
Cozzolino	Aggregate Corporate Cash Flow	70%	$290.5M	$415.0M	$498.0M
	Aggregate Net Repatriation of Foreign Earnings	30%	$30.0M	$90.0M	$150.0M
Halftermeyer	Net Aggregate Global PMC Cash Flow	100%	$385.4M	$550.5M	$660.6M
Polumbo	Aggregate Adjusted Global AEC EBITDA	100%	-$10.6M	$0.4M	$11.9M
Hansen	Aggregate Corporate Cash Flow	40%	$290.5M	$415.0M	$498.0M
	Successful New Product Trials	60%	3	6	11

     In early 2014, based upon the Company’s audited financial statements for 2013 (which include each year in the performance period), the Committee determined performance versus threshold, target and maximum goals for each performance metric. In some cases the goals were modified to adjust for unused capital expenditure budgets, as well as to reflect the sale of the PrimaLoft business segment in 2012 and the Albany Door Systems business segment in 2011. The Committee determined that the Aggregate Corporate Cash Flow over the three year period was $405 million, representing 131% of target. The Committee also determined that Aggregate AEC Net Sales were $198.8 million, representing 122% of target; that $150.2 million of foreign earnings, net, were repatriated,

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representing 150% of target; that Net Aggregate Global PMC Cash Flow was $635.5 million, or 113.2% of target; and that Aggregate Adjusted Global AEC EBITDA was -$10.3 million, representing 50% achievement of the adjusted target. Finally, the Committee determined that there were 8 successful new product trials during the performance period.

     Based upon the level of achievement of the foregoing performance measurement metrics, the Committee determined each NEO’s overall performance percentage achieved and calculated the amount of MPP Performance Award targets actually earned, as follows:

	Percentage of Overall Performance Achieved	Shares Earned	Cash Earned
Morone	127%	27,975	$590,296
Cozzolino	136%	6,565	138,547
Halftermeyer	113.2%	6,733	142,074
Polumbo	50%	2,476	52,255
Hansen	118.2%	4,009	70,329

PART III

REQUIRED COMPENSATION TABLES

Summary Compensation Table

     The following table sets forth information concerning the compensation of the Named Executive Officers for 2011, 2012 and 2013.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2) ($)	Option Awards(3) ($)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)	Total ($)

Joseph G. Morone,	2011	763,750	0	1,114,505	—	1,513,591(5)	0	15,293(6)	3,407,139
President and Chief	2012	787,250	0	1,438,389	—	1,860,269(7)	0	15,110(8)	4,101,018
Executive Officer	2013	811,000		1,556,240		1,470,704(9)	0	16,274(10)	3,854,218

John B. Cozzolino,	2011	300,218	0	184,903	—	244,286(11)	21,000	12,891(12)	763,298
Chief Financial Officer	2012	351,250	0	245,394	—	281,047(13)	19,000	13,770(14)	910,461
and Treasurer	2013	391,250	0	347,959	—	317,578(15)	-18,000	11,360(16)	1,050,147

Daniel A. Halftermeyer,	2011	610,009(17)	0	216,000	—	258,330(18)	20,171	329,301(17,19)	1,433,811
President, Machine	2012	602,282(20)	0	1,324,531	—	351,325(21)	10,627	333,741(21,22)	2,622,506
Clothing	2013	632,225(23)	0	355,612	—	323,961(24)	11,989	272,244(23,25)	1,596,031

Ralph M. Polumbo,	2011	355,093	0	175,626	—	172,674(26)	0	56,183(27)	759,576
President, AEC	2012	363,273	0	1,270,236	—	360,554(28)	0	13,432(29)	2,007,495
	2013	376,166	0	296,005	—	213,061(30)	0	15,297(31)	900,529

Robert A. Hansen,	2011	247,275	0	103,823	—	98,721(32)	83,000	37,938(33)	570,757
Sr. VP and Chief	2012	260,000	0	156,993	—	192,189(34)	73,000	28,123(35)	710,460
Technology Officer	2013	268,000	0	181,196	—	165,870(36)	-40,000	30,837(37)	605,903

(1)	The figure provided represents any additional discretionary bonus awarded during that year, if any, for performance during that year, but which was actually paid in the subsequent year.
(2)	The figure provided for each year represents the grant date fair value, in dollars, of (a) the target share amounts contained in any Performance Awards made during that year under the 2005 Incentive Plan or 2011 Incentive Plan, and (b) all RSUs granted in that year under the Company’s RSU Plan. In all cases, the total presented is the aggregate grant date fair value computed in accordance with FASB ASC Item 718.
(3)	No options have been granted since 2002.
(4)	The figure provided for each year represents the aggregate change in the actuarial present value of each NEO’s (except Mr. Halftermeyer’s) accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the prior year. The change is calculated between the pension plan
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measurement dates used by the Company for financial statement reporting purposes in each year. The figure also reflects any changes in actuarial assumptions. Reference is made to Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of these assumptions. The figure provided for Mr. Halftermeyer represents the change in present value of the private pension purchased for Mr. Halftermeyer through a Swiss insurance company in accordance with Swiss law (see footnote 4 to the “PENSION BENEFITS” table on pp. 31-32). There were no above-market or preferential earnings during 2011, 2012, or 2013 for any of the NEOs under any deferred compensation plans.

(5)	Includes (a) profit-sharing of $6,125 under the Company’s U.S. profit-sharing plan and (b) $1,042,666, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2011 and paid during 2012. Also includes (c) $464,800, the target cash amount set forth in his MPP Performance Award granted in 2011 under the 2011 Incentive Plan, payable in 2014 based on performance during the three-year performance period.
(6)	Includes (a) Company-matching contributions of $12,500 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2,793 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(7)	Includes (a) profit-sharing of $5,875 under the Company’s U.S. profit-sharing plan and (b) $1,289,214, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2012 and paid during 2013. Also includes (c) $565,180, the target cash amount set forth in his MPP Performance Award granted in 2012 under the 2011 Incentive Plan, payable in 2015 based on performance during the three-year performance period.
(8)	Includes (a) Company-matching contributions of $12,500 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2,610 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(9)	Includes (a) profit-sharing of $4,233 under the Company’s U.S. profit-sharing plan and (b) $901,291, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2013 and paid during 2014. Also includes (c) $565,180, the target cash amount set forth in his MPP Performance Award granted in 2013 under the 2011 Incentive Plan, payable in 2016 based on performance during the three-year performance period.
(10)	Includes (a) Company-matching contributions of $12,750 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $3,524 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(11)	Includes (a) profit-sharing of $6,125 under the Company’s U.S. profit-sharing plan and (b) $136,661, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2011 and paid during 2012. Also includes (c) $101,500, the target cash amount set forth in his MPP Performance Award granted in 2011 under the 2011 Incentive Plan, payable in 2014 based on performance during the three-year performance period.
(12)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $641 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(13)	Includes (a) profit-sharing of $5,875 under the Company’s U.S. profit-sharing plan and (b) $149,172, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2012 and paid during 2013. Also includes (c) $126,000, the target cash amount set forth in his MPP Performance Award granted in 2012 under the 2011 Incentive Plan, payable in 2015 based on performance during the three-year performance period.
(14)	Includes (a) Company-matching contributions of $12,500 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,270 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(15)	Includes (a) profit-sharing of $4,233 under the Company’s U.S. profit-sharing plan and (b) $160,885, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2013 and paid during 2014. Also includes (c) $152,460, the target cash amount set forth in his MPP Performance Award granted in 2013 under the 2011 Incentive Plan, payable in 2016 based on performance during the three-year performance period.
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(16)	Includes (a) Company-matching contributions of $9,562 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,798 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(17)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3917 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.1299 dollars per Swiss franc, which are the rates used by the Company in its 2011 Consolidated Statements of Income and Retained Earnings.
(18)	Includes (a) $132,820, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan earned during 2011 and paid during 2012, plus (b) $125,510, the target cash amount set forth in his MPP Performance Award granted in 2011 under the 2011 Incentive Plan, payable in 2014 based on performance during the three-year performance period.
(19)	Includes (a) a premium of $29,857 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $108,290 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $35,757 was the officer’s employee contribution paid by the Company), (c) expenses of $168,469 related to the NEO’s international assignment, consisting of housing ($88,132), tuition ($35,478), and tax adjustments ($44,859), and (d) perquisites of $22,685, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($3,559) and car lease payments ($19,126).
(20)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.2877 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.0688 dollars per Swiss franc, which are the rates used by the Company in its 2012 Consolidated Statements of Income and Retained Earnings.
(21)	Includes (a) $190,325, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan earned during 2012 and paid during 2013, plus (b) $161,000, the target cash amount set forth in his MPP Performance Award granted in 2012 under the 2011 Incentive Plan, payable in 2015 based on performance during the three-year performance period.
(22)	Includes (a) a premium of $30,983 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $101,316 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $33,208 was the officer’s employee contribution paid by the Company), (c) expenses of $201,442 related to the NEO’s international assignment, consisting of housing ($83,336), tuition ($33,560), and tax adjustments ($76,949), and (d) perquisites of $16,597, valued on the basis of the aggregate incremental cost to the Company, consisting of car lease payments.
(23)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3303 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.0809 dollars per Swiss franc, which are the rates used by the Company in its 2013 Consolidated Statements of Income and Retained Earnings.
(24)	Includes (a) $162,961, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan earned during 2013 and paid during 2014, plus (b) $161,000, the target cash amount set forth in his MPP Performance Award granted in 2013 under the 2011 Incentive Plan, payable in 2016 based on performance during the three-year performance period.
(25)	Includes (a) a premium of $30,715 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $110,952 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $37,024 was the officer’s employee contribution paid by the Company), (c) expenses of $125,509 related to the NEO’s international assignment, consisting of housing ($82,148) and tax adjustments ($43,361), and (d) perquisites of $5,068, valued on the basis of the aggregate incremental cost to the Company, consisting of car lease payments.
(26)	Includes (a) profit-sharing of $6,125 under the Company’s U.S. profit-sharing plan and (b) $62,039, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2011 and paid during 2012. Also includes (c) $104,510, the target cash amount set forth in his MPP Performance Award granted in 2011 under the 2011 Incentive Plan, payable in 2014 based on performance during the three-year performance period.
(27)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,392 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) housing expenses and tax adjustment of $42,541 relating to the NEO’s assignment at the Company’s Albany Engineered Composites subsidiary in Rochester, New Hampshire.
(28)	Includes (a) profit-sharing of $5,875 under the Company’s U.S. profit-sharing plan and (b) $220,479, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in
25

each case earned during 2012 and paid during 2013. Also includes (c) $134,200, the target cash amount set forth in his MPP Performance Award granted in 2012 under the 2011 Incentive Plan, payable in 2015 based on performance during the three-year performance period.

(29)	Includes (a) Company-matching contributions of $12,195 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,237 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) housing expenses and tax adjustment of $30,427 relating to the NEO’s assignment at the Company’s Albany Engineered Composites subsidiary in Rochester, New Hampshire.
(30)	Includes (a) profit-sharing of $4,233 under the Company’s U.S. profit-sharing plan and (b) $74,618, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2013 and paid during 2014. Also includes (c) $134,210, the target cash amount set forth in his MPP Performance Award granted in 2013 under the 2011 Incentive Plan, payable in 2016 based on performance during the three-year performance period.
(31)	Includes (a) Company-matching contributions of $12,750 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,749 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) housing or relocation expenses of $798.
(32)	Includes (a) profit-sharing of $6,125 under the Company’s U.S. profit-sharing plan and (b) $33,096, the actual cash award received relative to his APP Performance Award granted under the 2005 Incentive Plan, in each case earned during 2011 and paid during 2012. Also includes (c) $59,500, the target cash amount set forth in his MPP Performance Award granted in 2011 under the 2005 Incentive Plan, payable in 2014 based on performance during the three-year performance period.
(33)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $842 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, (c) housing expenses and tax adjustment of $23,690, and (d) a patent award of $1,156.
(34)	Includes (a) profit-sharing of $5,875 under the Company’s U.S. profit-sharing plan and (b) $102,189, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2012 and paid during 2013. Also includes (c) $84,280, the target cash amount set forth in his MPP Performance Award granted in 2012 under the 2011 Incentive Plan, payable in 2015 based on performance during the three-year performance period.
(35)	Includes (a) Company-matching contributions of $8,133 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $911 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) housing expenses and tax adjustments of $19,079.
(36)	Includes (a) profit-sharing of $4,233 under the Company’s U.S. profit-sharing plan and (b) $74,837, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2013 and paid during 2014. Also includes (c) $86,800, the target cash amount set forth in his MPP Performance Award granted in 2013 under the 2011 Incentive Plan, payable in 2016 based on performance during the three-year performance period.
(37)	Includes (a) Company-matching contributions of $6,650 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,240 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, (c) housing or relocation expenses and tax adjustments of $22,947, and (d) patent awards totaling $5,847.
26

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Nonequity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Joseph G. Morone	3/21/13	824,705	1,649,410	3,298,820	26,795	53,590	107,179				3,205,650

John B. Cozzolino	3/21/13	168,585	337,170	674,340	5,991	11,982	23,964				685,129

Daniel A. Halftermeyer	3/21/13	169,150	338,300	676,600	6,123	12,246	24,491				693,912

Ralph M. Polumbo	3/21/13	140,770	281,540	563,080	5,097	10,195	20,389				577,595

Robert A. Hansen	3/21/13	83,300	166,600	333,200	3,120	6,240	12,479				347,796

(1)	Each award represents the combined target cash amounts established for the officer in early 2013 in the APP and MPP Performance Awards granted to that officer under the 2011 Incentive Plan.
(2)	Awards represent the combined target share amounts established for each officer in the APP and MPP Performance Awards, consisting of a target number of shares of Class A Common Stock.

Each Performance Award entitled the NEO to receive from 50% (for attaining performance at the threshold level) to as much as 200% (for attaining performance at the maximum level) of such targets, based on the extent to which he attained certain performance goals during the performance periods. The performance conditions at each of the threshold, target, and maximum levels in the Performance Awards granted to each of the NEOs are described above (see pp. 21-23). The APP Performance Award agreements provide that a recipient whose employment terminated for any reason during 2013 would not be entitled to any portion of the award. The MPP award agreements relating to the foregoing awards provide that a recipient whose employment terminated for any reason during the three-year performance period would be entitled to a pro rata portion of the foregoing awards.

After 2013, the extent to which performance goals were attained under the APP Performance Award agreements was determined, and the actual number of shares awarded to each NEO is set forth in this proxy statement in the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 28.

(3)	Computed by adding the grant date fair value of the APP Performance Award and the grant date fair value of the MPP Performance Award (in each case, both cash and stock values). In accordance with FASB ASC Topic 718, the grant date fair value of the portions of the Performance Award targets denominated in shares was determined to be the product of the target number of shares awarded multiplied by $29.04, the closing market price on the grant date, as it was expected that the probable outcome of the performance conditions would lead to the achievement of the target number of shares.
27

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value(1) of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joseph G. Morone	—	—	—	—	—	16,854(2)	605,564	—	—
	—	—	—	—	—	—	—	27,976(3)	1,005,178
	—	—	—	—	—	—	—	28,081(4)	1,008,950
	—	—	—	—	—	—	—	28,669(5)	1,031,155

John B. Cozzolino	—	—	—	—	—	3,008(2)	108,006	—	—
	—	—	—	—	—	—	—	6,566(3)	235,916
	—	—	—	—	—	263(6,7)	9,450	—	—
	—	—	—	—	—	1,282(6,8)	46,062	—	—
	—	—	—	—	—	—	—	6,260(4)	224,922
	—	—	—	—	—	—	—	7,742(5)	278,170
	300	0	—	20.6300	11/7/2022	—	—	—	—

Daniel A. Halftermeyer	—	—	—	—	—	3,048(2)	109,515	—	—
	—	—	—	—	—	—	—	6,733(3)	241,917
	—	—	—	—	—	—	—	7,999(4)	287,404
	—	—	—	—	—	—	—	8,175(5)	278,728
	—	—	—	—	—	41,352(6,10)	1,485,777	—	—
	1,500	0	—	22.2500	5/18/2015	—	—	—	—
	2,000	0	—	22.2500	5/14/2016	—	—	—	—
	2,000	0	—	19.7500	4/15/2017	—	—	—	—
	2,500	0	—	19.3750	11/4/2018	—	—	—	—
	4,000	0	—	15.6875	11/9/2019	—	—	—	—
	2,800	0	—	10.5625	11/15/2020	—	—	—	—
	4,000	0	—	20.4500	11/6/2021	—	—	—	—
	4,000	0	—	20.6300	11/7/2022	—	—	—	—

Ralph M. Polumbo	—	—	—	—	—	1,396(2)	50,158	—	—
	—	—	—	—	—	—	—	2,477(3)	88,999
	—	—	—	—	—	—	—	6,664(4)	239,438
	—	—	—	—	—	—	—	6,810(5)	244,683
	—	—	—	—	—	41,352(6,10)	1,485,777	—	—

Robert A. Hansen	—	—	—	—	—	1,399(2)	50,266	—	—
	—	—	—	—	—	—	—	4,009(3)	144,043
	—	—	—	—	—	—	—	4,187(4)	150,439
	—	—	—	—	—	—	—	4,408(5)	158,379
	150	0	—	19.3750	11/4/2018	—	—	—	—
	200	0	—	15.6875	11/9/2019	—	—	—	—
	450	0	—	10.5625	11/15/2020	—	—	—	—
	600	0	—	20.4500	11/6/2021	—	—	—	—
	1,000	0	—	20.6300	11/7/2022	—	—	—	—

(1)	Based on closing market price on December 31, 2013, of $35.93.
(2)	Represents shares actually earned by the NEO with respect to the APP Performance Award granted in 2013 and based on 2013 performance. Although such awards are not earned until January 1, 2014, the Company has determined to treat them as earned during 2013 and therefore outstanding at 2013 year-end solely for purposes of this disclosure. These awards are included in the “GRANTS OF PLAN-BASED AWARDS” table
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on page 27. As of January 1, 2014, 100% of the balance reported became vested, and these balances were distributed, in stock, on March 1, 2014.

(3)	Represents the shares actually earned by the NEO with respect to the MPP Performance Award granted to the NEO in 2011 under the 2011 Incentive Plan. These shares were earned based on performance during 2011, 2012 and 2013, and paid in 2014. None of the balance reported was earned as of December 31, 2013. As of January 1, 2014, 100% of the balance reported became vested, and these balances were distributed, in stock, on March 1, 2014.
(4)	Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2012 under the 2011 Incentive Plan. This share target is earned based on performance during 2012, 2013 and 2014, and paid in 2015. None of the balance reported was earned as of December 31, 2013.
(5)	Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2013 under the 2011 Incentive Plan. This share target is earned based on performance during 2013, 2014 and 2015, and paid in 2016. None of the balance reported was earned as of December 31, 2013. These awards are a part of those included in the “GRANTS OF PLAN-BASED AWARDS” table on page 27.
(6)	RSU granted under the RSU Plan.
(7)	The balance reported will vest and be payable on November 11, 2014.
(8)	One-half of the balance reported will vest and be payable on November 11 in each of 2014 and 2015.
(9)	One-half of the balance reported will vest and be payable on March 1, 2015 and the remainder will vest and be payable on August 1, 2015.
(10)	One-half of the balance reported will vest and be payable on January 1, in each of 2015 and 2017.
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Description of Equity Awards

Equity awards referred to in the foregoing table include the following:

     Stock Options. All of the options in the foregoing table were granted prior to 2002 under either the 1988, 1992, or 1998 Stock Option Plans. Each option listed is fully vested and exercisable. The exercise price of each option is the fair market value of the Company’s Class A Common Stock on the date of grant.

     Restricted Stock Units. RSUs granted under the RSU Plan are, upon vesting, paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. (The crediting of such dividends is reflected in the above table.) RSU awards generally vest as to 20% of the awarded units on each of the first five anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. However, differing vesting schedules are permitted under the terms of the RSU Plan and have been used in special circumstances; such has been the case when special executive-retention incentives have been implemented for certain key executives. In the event of termination of employment, all unvested RSUs terminate without payment, except that in the case of voluntary termination after age 62, death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination.

     Performance Phantom Stock. Grants under the Performance Phantom Stock plan are denominated as share targets. However, no shares of Class A Common Stock are actually issued or issuable under the Plan, nor is there an exercise price. Instead, upon vesting, the earned shares are paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. Each award entitles the recipient to earn and be credited with between 0% and 150% of the target award, based on the extent to which he or she attained certain performance goals during the annual performance period. Once the number of shares earned is determined, the awards generally vest as to 20% of the earned shares on the last day of February in each of the first five following the performance period, but only if the holder is then employed by the Company or a subsidiary. Award recipients are not credited with additional shares based upon the payment of dividends. The performance period for the 2013 grants runs from January 1, 2013 through December 31, 2013, and payout on earned shares runs through February 2018.

     Performance-based Incentive Awards. The performance-based incentive awards described in the foregoing table were granted under the Company’s 2005 and 2011 Incentive Plans.

     Beginning in 2010, the performance-based incentive awards were structured in the form of the APP Performance Awards and the MPP Performance Awards described above. These awards established both share and cash targets, which are paid out as denominated when earned. An APP Performance Award is cancelled if the recipient’s employment is terminated for any reason during the performance period. If the employment is terminated after the performance period, but prior to distribution of the award, the recipient is entitled to receive 100% of the earned award on the distribution date provided his or her employment is not terminated for “cause.” A recipient whose employment is terminated for “cause” forfeits any payments not yet paid, unless the Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion. An MPP Performance Award is cancelled only in the event the recipient’s employment is terminated for “cause,” in which case he or she would not be entitled to any payments unless the Committee or a Performance Committee of the Board determines otherwise in its absolute discretion. In the event a recipient’s employment is terminated for any other reason, the MPP Performance Award is not cancelled but the vesting ceases as of the date of termination. The recipient would then be entitled to a pro rata payment for the amount that vested. Such payment would be based on achievement of the performance goals at the end of the performance period and would be made on the distribution date established in the award.

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OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph G. Morone	—	—	0	0	32,785(2)	941,913
	—	—	—	—	36,112(3)	1,037,497

John B. Cozzolino	—	—	0	0	0(2)	0
	—	—	—	—	4,179(3)	120,062

Daniel A. Halftermeyer	—	—	0	0	9,511(2)	273,251
	—	—	—	—	5,332(3)	153,188

Ralph M. Polumbo	—	—	0	0	8,321(2)	239,062
	—	—	—	—	6,179(3)	177,436

Robert A. Hansen	—	—	0	0	5,079(2)	145,919
	—	—	—	—	2,863(3)	82,253

(1)	Vesting of time-based RSUs granted pursuant to the Company’s RSU Plan. Amounts reported as “Value Realized on Vesting” were distributed in cash to the NEO during 2013.
(2)	Vesting of share target under the MPP Performance Award granted to the NEO in 2010 pursuant to the 2005 Incentive Plan.Amounts reported as “Value Realized onVesting” were distributed in stock to the NEO during 2013.
(3)	Vesting of share target under the APP Performance Award granted to the NEO in 2012 pursuant to the 2011 Incentive Plans. Amounts reported as “Value Realized on Vesting” were distributed in stock to the NEO during 2013.

PENSION BENEFITS

Name(1)	Plan Name	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(3) ($)	Payments During Last Fiscal Year ($)

John B. Cozzolino	PensionPlus	14.75	63,000	—
	Supplemental Executive Retirement Plan	—	—	—
	Qualified Supplemental Retirement Benefits	—	36,000	—

Daniel A. Halftermeyer	—		84,339	—

Robert A. Hansen	PensionPlus	27.67	493,000	—
	Supplemental Executive Retirement Plan	—	—	—
	Qualified Supplemental Retirement Benefits	—	—	—

(1)	The Company’s PensionPlus Plan and Supplemental Executive Retirement Plan were closed to new employees, effective October 1, 1998. Dr. Morone and Mr. Polumbo both joined the Company after the plans were closed; thus, they have not acquired any reportable pension benefits and are omitted from the table.
(2)	Where noted, credited service is the same as actual service through February 28, 2009.
(3)	The values of the pension benefits reported above are the present value of benefits expected to be paid in the future. The actuarial assumptions used to determine these values are the same as are used in the Company’s financial statements, except that the assumed retirement age for purposes of this table is the earliest unreduced retirement age as defined in the relevant plan. Present values are determined as of the Company’s measurement date for pension purposes (December 31, 2013). (Reference is made to Note 4 of the Notes to
31

Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of these assumptions.) Each amount assumes that the form of payment will be a single life annuity.

(4)	As a non-U.S. employee, Mr. Halftermeyer does not participate in the U.S. PensionPlus Plan, the Supplemental Executive Retirement Plan or the Qualified Supplemental Retirement Plan. Instead, as Mr. Halftermeyer is a French citizen working for a company affiliate in Switzerland, the Company is required by Swiss law to maintain a private pension for his benefit. The private pension is purchased through an insurance company. The Company’s Swiss subsidiary is required to make defined premium contributions. The premium paid by the Company in 2013 was CHF 6,713, or $7,256 using the conversion rate of 1.0809 U.S. dollars per Swiss franc, which is the rate used by the Company in its 2013 Consolidated Statements of Income and Retained Earnings. The policy was first purchased in 2007. The present value of the accumulated benefit is set forth in the table above (and has been translated into U.S. dollars at the rate of 1.198 U.S. dollars per Swiss Franc, which was the applicable conversion rate as of December 31, 2013). In addition, Mr. Halftermeyer continues to participate in a French state-mandated social scheme as an expatriate. The Company contributes both the employer’s and employee’s share of the legally required contribution under this scheme. In early 2013, the Company paid €83,404, or $101,952 using the conversion rate of 1.3303 U.S. dollars per euro, which is the rate used by the Company in its 2013 Consolidated Statements of Income and Retained Earnings. This contribution covered the period from October 2012 through September 2013. Of this amount, $37,024 was the employee’s required contribution, which the Company assumed as part of the international assignment.

     PensionPlus Plan. The Company’s U.S. PensionPlus Plan, applicable to all salaried and most hourly employees in the United States who began employment on or before October 1, 1998, provides generally that an employee who retires at his or her normal retirement age (age 65) will receive a maximum annual pension equal to the sum of (a) 1% of his or her average annual base compensation for the three most highly compensated consecutive calendar years in his or her last ten years of employment (the “High Three Average”) times his or her years of service (up to 30) before April 1, 1994; plus (b) 0.5% of the amount by which his or her High Three Average exceeds a Social Security offset ($41,623 in 2009) times his or her years of service (up to 30) before March 31, 1994; plus (c) 1% of his or her High Three Average times years of service (up to 30) between March 31, 1994, and January 1, 1999; plus (d) 0.75% of such High Three average times years of service (up to 30) after December 31, 1998; plus (e) 0.25% of such High Three Average times years of service in excess of 30. The Plan was amended effective February 28, 2009, to freeze the accrual of any new benefits. As a result, no participant has accrued any additional pension creditable service after that date, and the High Three Average is now determined in reference to the last ten years of employment prior to February 28, 2009.

     Annual base compensation in any year used to determine a participant’s High Three Average is the rate of base earnings of such participant as of January 1 of such year. In the case of the NEOs, this means annual salary based on the salary rate in effect on January 1 of such year. It does not include other cash compensation (such as annual cash bonuses) or noncash compensation.

     Section 415 of the Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Section 401 of the Code also limits the amount of annual compensation that may be used to calculate annual benefits under such plans. The effect of such limits is reflected in the amounts reported as the present value of benefits accumulated under the PensionPlus Plan.

     The PensionPlus Plan permits early retirement at or after age 55 with at least ten years of service. Of the NEOs who participate in the Plan, only Mr. Hansen is eligible for retirement under the PensionPlus Plan, whether it is early or normal retirement. In general, provided that payment of benefits does not commence until the normal retirement age of 65, the pension of a participant retiring early will be calculated in the same manner as described above, taking into account years of service up to February 28, 2009, and such participant’s High Three Average prior to that date. A participant eligible for early retirement may also elect to commence benefits on or after his or her early retirement date and prior to age 65 in an amount that is the actuarial equivalent of his or her normal retirement benefit.

     Supplemental Executive Retirement Plan. The Company’s unfunded Supplemental Executive Retirement Plan is intended to replace any PensionPlus benefits that a participant is prevented from receiving by reason of the Section 415 limits on pensions or the Section 401 limits on annual compensation used to calculate PensionPlus benefits. All plan participants affected by such limitations are eligible to receive benefits under the unfunded Supplemental Executive Retirement Plan. In other words, the pension formula described above is used to

32

determine aggregate benefits under both plans — the portion that is not payable under the PensionPlus Plan due to the foregoing limits is payable under the Supplemental Executive Retirement Plan. The allocation is made on the basis of IRS regulations in effect on the valuation date. The Executive Retirement Plan was also amended effective February 28, 2009 to freeze the accrual of any new benefits.

     Qualified Supplemental Retirement Benefits. Certain employees of the Company who were active on June 30, 2002, are entitled to receive additional qualified supplemental retirement (“QSR”) benefits under the PensionPlus Plan. On June 30, 2002, each covered employee was credited with an initial account balance in a specified amount. Each such participant had participated in deferred compensation plans maintained by the Company on or before such time, pursuant to which he or she could defer the receipt of earned cash compensation until retirement or other events. Amounts deferred earned interest at rates approved from time to time by the Compensation Committee. In each case, the amount initially credited to such employee’s QSR account was equal to an amount of deferred compensation (including interest) to which he or she was entitled but which he or she agreed to renounce. Each QSR account is credited with interest at 8.5% annually until retirement, at which time the QSR account value is payable in the form of an actuarially equivalent single life annuity or, at the election of the participant, in a single lump sum.

Nonqualified Deferred Compensation

     There were no executive or Company contributions, or interest or other earnings, during 2013 under any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, nor did any NEO receive any withdrawals or distributions during, or have any account as of the end of, 2013.

Plan-based Compensation

     Stock Options. There were no unexercisable options as of December 31, 2013 that would become exercisable upon the involuntary termination or retirement of any NEO.

33

     RSUs and Performance-based Awards. The following chart indicates what the effect on RSUs and earned performance-based incentive awards in the accounts of each NEO would have been upon the occurrence of (a) termination of employment involuntarily on December 31, 2013, without cause, or (b) in the case of any NEO who had attained age 62 at the time, a voluntary or involuntary termination of employment on such date, without cause. (All of these awards are reported in the table entitled “Outstanding Equity Awards at Fiscal Year-End” on page 28.)

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Would Vest Upon Such Termination (#)	Value of Shares or Units of Stock That Would Vest Upon Such Termination(1) ($)

Joseph G. Morone	16,854(2)	0	0
	28,669(3)	9,555(4)	343,325
	228,081(5)	18,772(6)	672,667
	27,976(7)	27,976	1,005,178

John B. Cozzolino	3,006(2)	0	0
	7,742(3)	2,580(4)	92,714
	6,260(5)	4,174(6)	149,995
	6,566(7)	6,566	235,916
	1,545(8)	773	27,756

Daniel A. Halftermeyer	3,048(2)	0	0
	8,175(3)	2,725(4)	97,899
	7,999(5)	5,333(6)	191,612
	6,733(7)	6,733	241,917
	41,352(9)	20,676	742,899

Ralph M. Polumbo	1,396(2)	0	0
	6,810(3)	2,270(4)	81,553
	6,664(5)	4,443(6)	159,633
	2,477(7)	2,477	88,999
	41,352(9)	20,676	742,889

Robert A. Hansen	1,399(2)	0	0
	4,408(3)	1,469	52,788
	4,187(5)	2,791	100,298
	4,009(7)	4,009	144,043

(1)	Based on the closing market price on December 31, 2013 of $35.93.
(2)	Represents the number of shares earned pursuant to the APP Performance Award granted to the NEO in 2013 under the 2011 Incentive Plan based on 2013 performance. None of the balance reported was earned or vested as of December 31, 2013. Pursuant to the terms of the award, this award would be canceled upon termination for any reason on or before December 31, 2013.
(3)	Represents the number of shares established as the target share opportunity in the NEO’s MPP Performance Award granted in 2013 under the 2011 Incentive Plan. This target share award is earned based on performance during 2013, 2014 and 2015, and paid in 2016. None of the balance reported was earned as of December 31, 2013.
(4)	Represents one-third of the target share award in the NEO’s MPP Performance Award granted in 2013 under the 2011 Incentive Plan. Although not earned as of December 31, 2013, the award vests pro rata on a daily basis during the three-year performance period. Thus, in the event of termination for any reason other than for cause, this award would not be canceled. Instead, the NEO would be entitled to a payout in 2016 of the shares that vested through the date of termination, adjusted to reflect the level of achievement of the performance goals. For the purpose of this disclosure, the Company has assumed 100% achievement of the three-year performance goal and termination as of December 31, 2013.
34

(5)	Represents the number of shares established as the target share opportunity in the NEO’s MPP Performance Award granted in 2012 under the 2011 Incentive Plan. This target share award is earned based on performance during 2012, 2013 and 2014, and paid in 2015. None of the balance reported was earned as of December 31, 2013.
(6)	Represents two-thirds of the target share award in the NEO’s MPP Performance Award granted in 2012 under the 2011 Incentive Plan. Although not earned as of December 31, 2013, the award vests pro rata on a daily basis during the three-year performance period. Thus, in the event of termination for any reason other than for cause, this award would not be canceled. Instead, the NEO would be entitled to a payout in 2015 of the share that vested through the date of termination, adjusted to reflect the level of achievement of the performance goals. For the purpose of this disclosure, the Company has assumed 100% achievement of the three-year performance goal and termination as of December 31, 2013.
(7)	Represents the number of shares actually earned pursuant to the MPP Performance Award granted to the NEO in 2011 under the 2011 Incentive Plan based on performance during 2011, 2012 and 2013. The award vested pro rata on a daily basis during the three-year performance period. Thus, in the event the NEO had been terminated for any reason other than for cause on December 31, 2013, the NEO would nevertheless have been entitled to a payout in 2014 of the shares set forth.
(8)	RSUs granted under the RSU Plan, other than those granted in connection with the special executive retention incentive implemented in February 2012. For these grants, amounts shown as vesting upon termination are payable at such time in cash.
(9)	RSUs granted under the RSU Plan in connection with a special executive retention implemented in February 2012. For these grants, amounts shown as vesting upon termination are payable at such time, in cash.

Potential Payments upon Termination or Change in Control

Termination/Severance

     Dr. Morone

     The Committee believes that under certain circumstances, severance agreements are appropriate for the attraction and retention of executive talent, consistent with the practices of peer companies. In the case of Dr. Morone particularly, the Committee felt a severance provision was warranted in order to entice Dr. Morone to leave the security of his prior position and become the Company’s CEO. Thus, the Company’s employment agreement with Dr. Morone (see page 20) provides that in the event his employment is terminated for any reason, he will be entitled to any (a) unpaid base salary accrued to the effective date of termination, (b) unpaid but earned and accrued annual cash bonus for the portion of the year in which the termination of employment occurs and for any completed prior year for which the annual cash bonus has not been paid, (c) pay for accrued but unused vacation to which he is entitled calculated in accordance with the Company’s vacation policy, (d) benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies, or arrangements applicable to him, (e) unreimbursed business expenses incurred prior to termination and required to be reimbursed pursuant to the Company’s policy, and (f) any rights to indemnification to which he may be entitled under the Company’s Articles of Incorporation or By Laws. In addition, if the termination is by the Company without cause, he is entitled to receive an amount equal to twice his annual base salary at the time of termination, payable in 24 equal monthly installments. His right to receive these additional severance payments is contingent upon his continuing compliance with confidentiality and non-disparagement provisions in the agreement, and upon his having executed and delivered to the Company a release of any and all claims relating to his termination. For purposes of the agreement, “cause” is deemed to exist if a majority of the members of the Company’s Board of Directors determines that he has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties, (ii) not made a good faith effort to carry out his duties, (iii) wrongfully and substantially enriched himself at the expense of the Company, or (iv) been convicted of a felony. There was no sunset included in the severance provision of Dr. Morone’s contract when it was drafted and executed. The Committee is aware of this fact but no action has been contemplated to incorporate such a provision. The industries in which the Company competes are undergoing significant changes to which the Company must respond. The Company believes that it is important to shareholder value that Dr. Morone leads the Company’s response to those changes without concern for the impact on his specific position. Nor has the fact that Dr. Morone’s contract contains a severance provision had any impact on the Committee’s deliberations and actions regarding his compensation.

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     Other Executive Officers

     In December 2012, the Company entered into Severance Agreements with each of the Company’s executive officers, and several other senior managers. These agreements were meant to replace similar agreements expiring December 31, 2012. The material terms of the Severance Agreements provide that in the event the officer’s employment is terminated by the Company at any time before December 31, 2015, for any reason other than cause, the officer shall be entitled to receive his or her gross monthly base salary in effect at the time of termination, less applicable withholdings and deductions, for the period of months specified in the individual officer’s agreement (the “Severance Period”). The Severance Period differs among officers, and ranges from 12 months to 18 months. For NEOs John B. Cozzolino, Daniel A. Halftermeyer, and Ralph M. Polumbo, the Severance Period was 18 months. For Mr. Hansen the severance period was 12 months. In order to receive the severance benefits, the officer is obligated to execute a release in favor of the Company at the time of termination and comply with the confidentiality and non-disparagement provisions of the Agreement. The officer is also bound by a restrictive non-competition covenant during the Severance Period. For the purposes of such agreements, cause is deemed to exist upon (i) the conviction of the officer for, or the entry of a plea of guilty or nolo contendere by the officer to, a felony charge or any crime involving moral turpitude; (ii) unlawful conduct on the part of the officer that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the officer’s duties as determined by the Company in its sole discretion; (iii) the officer’s willful misconduct in connection with his or her duties or willful failure to use reasonable effort to perform substantially his or her responsibilities in the best interest of the Company; (iv) the officer’s willful violation of the Company’s Business Ethics Policy or any other Company policy that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the officer’s duties as determined by the Company in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by the officer; (vi) the officer undertaking a position in competition with the Company; (vii) the officer having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; or (viii) the officer having wrongfully and substantially enriched himself or herself at the expense of the Company. The Severance Agreements also contain a clawback provision which provides that an officer would forfeit any unpaid severance due pursuant to the agreement and would be required, upon demand, to repay any severance already paid if, after the officer’s termination: (i) there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the officer; (ii) the officer breaches any provision of the agreement, including, without limitation, the restrictive covenants, confidentiality and non-disparagement provisions; or (iii) the Company discovers conduct by the officer that would have permitted termination for cause, provided that such conduct occurred prior to the officer’s termination. The Agreement further provides that the officer would be afforded the enumerated severance benefits if his employment was terminated involuntarily without cause within one year of a change in control (as defined therein), potentially adding up to 12 months to the period of protection

     The Committee considers severance to serve as a bridge in the event employment is involuntarily terminated without cause. Therefore, the foregoing Severance Periods were deemed to be appropriate in light of the perceived length of time it could take for the NEO to find an equivalent position. At the time the agreements were approved, the Committee determined that individual officer agreements were superior to an all-inclusive policy because they provided more flexibility to address each officer’s situation, and his or her individual perceived importance to the Company and its strategies. It was further determined that fixed-term agreements during a period of significant restructuring and at a time of a developing global recession would allow each officer to focus on the needs of the business without concern for his or her own position.

     Except as set forth above, the Company has not entered into any other agreement, contract, plan, or arrangement, written or unwritten, to provide payment to any NEO in connection with his retirement, severance, termination or separation.

Change in Control

     Other than the provisions found in the RSU and Phantom Stock Plan, which are applicable to all employees who receive an award under those plans, and the severance agreements described above, the Company has no contract, agreement, plan, or arrangement, whether written or unwritten, that would provide for payment to an NEO at, following, or in connection with a change in control of the Company. The provisions of the RSU and Phantom Stock Plans provide that in the event of termination following a change of control, 100% of an award recipient’s unvested grant shall become immediately payable in full.

36

ADVISORY VOTE ON EXECUTIVE COMPENSATION

     In accordance with the Dodd-Frank Act, and the related “say-on-pay” rules adopted by the Securities and Exchange Commission, the Company is asking stockholders to vote on the compensation provided to our NEOs, as described in the preceding sections of this proxy statement.

     Accordingly, the Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

     This vote is nonbinding. Although it may not be possible to discern the specific concerns of stockholders that may cause them to cast a negative vote, the Board and the Compensation Committee expect to consider the outcome of the vote when determining future executive compensation.

     As described in detail under “Compensation Discussion and Analysis” above, our compensation programs are designed to motivate our NEOs, and other members of management, to manage the Company so that it achieves superior performance and delivers value to our stockholders. We believe that our compensation program, with its balance of short-term cash incentives and long-term incentives (including equity-based awards that vest over multiple years) reward sustained performance that is aligned with delivering consistent value to our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

37

DIRECTOR COMPENSATION

     Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors. It is the goal of the Committee to set directors’ fees at a competitive level that will enable the Company to attract and retain talented, well-qualified directors. The payment of a portion of each director’s fee in shares of Class A Common Stock of the Company is intended to align the interests of the director with the interests of our stockholders, consistent with delivering shareholder value.

     Annual Retainer. During 2013, directors received an annual retainer of $100,000, $50,000 of which was payable in shares of Class A Common Stock of the Company pursuant to the Directors’ Annual Retainer Plan. Directors serving for only a portion of the year received a pro-rated portion of the annual retainer.

     Meeting Fees. In lieu of cash fees for regularly scheduled meetings, directors received an additional cash fee of $30,000, and members of the Audit Committee also received an additional annual cash amount of $5,000. These amounts were paid in four equal quarterly installments. Directors received cash fees of $750 for each special meeting of the Board or any Board Committee during 2013 that was designated as a telephone meeting; there were four such meetings during 2013. Directors were also entitled to receive cash fees of $1,500 for each special meeting of the Board, and $1,000 for each special meeting of a Committee they attended in person or by telephone; there were no such meetings during 2013.

     Other Fees. The Chairman of each standing committee of the Board received an annual fee during 2013 for such service: $5,000 for the Chairman of the Governance Committee, $7,500 for the Chairman of the Compensation Committee, and $12,000 for the Chairman of the Audit Committee. The Chairman of the Board received an annual fee of $55,000 for such service, and the Vice Chairman of the Board received an annual fee of $30,000 for such service. Directors receive $1,500 for each day that they are engaged in Company business (other than attendance at Board or Committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer. Annual fees are paid in four equal quarterly installments. All amounts are paid in cash.

     Director Pension. Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000, and who is not eligible to receive a pension under any other Company retirement program is, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001, or (b) the death of such person. Directors Christine Standish, Kailbourne, and Morone are the only current directors so eligible.

     Share Ownership Guidelines. The Board has adopted share ownership guidelines for its members. Under these guidelines, directors are generally expected to retain ownership of shares of Common Stock awarded or acquired until an ownership equal to three (3) times the annual cash and stock retainer is attained. A director who has attained this level may elect to receive, in cash, all or a portion of a retainer payment otherwise payable in shares of Common Stock.

38

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)

Christine L. Standish	137,250	—	—	—	559(2)	—	137,809

Erland E. Kailbourne	143,775	49,975	—	—	288(2)	—	194,038

John C. Standish	163,000	—	—	—	(40,000)(3)	—	123,000

Paula H. J. Cholmondeley	71,250	—	—	—	—	—	71,250

John F. Cassidy, Jr.	140,500	—	—	—	—	—	140,500

Edgar G. Hotard	150,750	—	—	—	—	—	150,750

John R. Scannell	83,025	49,975	—	—	—	—	133,000

Katherine L. Plourde	62,511	37,489	—	—	—	—	100,000

Joseph G. Morone	—	—	—	—	1,318(2)	—	1,318

(1)	As these are payments of shares, and not stock “awards,” there are no amounts deemed “outstanding” at the end of 2013.
(2)	Increase during 2013 in the actuarial present value of the director’s accumulated benefit under the director pension plan described in the narrative preceding this table.
(3)	Decrease during 2013 in the actuarial percent value of Mr. Standish’s accumulated benefit under the Company’s U.S. defined benefit plan.
39

RATIFICATION OF INDEPENDENT AUDITORS

     The Audit Committee has appointed PriceWaterhouseCoopers LLP (PwC) as our auditors for 2013 (which includes the audit of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013) and to perform the reviews of the financial statements to be included in our quarterly reports on Form 10-Q with respect to the first three quarters of 2014.

     As stated in the Audit Committee Report on page 7, the Audit Committee has received the communications related to PwC’s independence required by applicable PCAOB rules, has discussed with PwC its independence, and has considered whether the provision of the services referred to below under “All Other Fees” is compatible with maintaining the independence of PwC.

     Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, terminate, oversee and evaluate the performance of the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of PwC for ratification by stockholders as a matter of good corporate practice. The affirmative vote of holders of a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required to approve the ratification of the selection of PwC as the Company’s independent auditor. A representative of PwC will be present at the Annual Meeting and will be given an opportunity to make a statement, and will be available to respond to appropriate questions.

     The Audit Committee does not expect to take action with respect to the appointment of auditors for 2014 until the second half of the year, and has issued requests to PwC and other audit firms for proposals, which the Committee will review before making any appointment. The Audit Committee also reserves the right to appoint, reappoint, retain, or replace our auditors at any time, even after an appointment has been ratified by the stockholders. The stockholder vote on this proposal is advisory and nonbinding, and serves only as a recommendation to the Board of Directors. If the shareholders do not ratify the appointment of our auditors, the Audit Committee will consider such voting results with respect to any appointment.

Audit Fees

     The aggregate fees billed by or agreed to with PwC for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q, and services in connection with statutory and regulatory filings or engagements were $2,249,000 for 2012 and $2,273,200 for 2013.

Audit-related Fees

     The aggregate fees billed by PwC for assurance or related services reasonably related to the performance of the audit or review of the Company’s annual financial statements were $92,000 for 2012 and $98,000 for 2013.

Tax Fees

     The aggregate fees billed by PwC for tax compliance, tax advice, and tax planning in each of 2012 and 2013 were $477,531 and $399,400, respectively. Billings during each period were primarily for assistance in the preparation of tax returns and filings, assistance in connection with tax audits, tax advice in connection with corporate and business restructuring activities, and general tax advice.

All Other Fees

     The aggregate fees billed by PwC for all other products and services not described above were $1,800 in 2012 and $1,800 in 2013. Services included in this category consisted principally of audits of certain benefits plans.

Preapproval Policy

     It is the responsibility of the Company’s Audit Committee to approve all audit and nonaudit services to be performed by the independent auditors, such approval to take place in advance of such services when required by law, regulation, or rule.

     The Chairman of the Audit Committee is permitted to preapprove any engagement of the independent auditor for services that could be properly preapproved by the Committee, provided that the anticipated fees with respect to the services so preapproved do not exceed $100,000. The Chairman is required to report such preapprovals to the next regular meeting of the Committee.

40

     The Audit Committee is required to preapprove each engagement of the independent auditor not preapproved by the Chairman of the Committee. Each such preapproval must describe the particular service to be rendered. No preapproval may be given for any service that would cause the independent auditor to be considered not independent under applicable laws and regulations, and the independent auditor is requested to confirm that such service will not compromise its independence as part of the preapproval process.

     With respect to the engagement of the independent auditor to provide routine and recurring audit-related tax and other nonaudit services, preapproval of the Audit Committee may take the form of approval of a schedule describing such services in reasonable detail and specifying an annual monetary limit. Each audit or nonaudit service (excluding tax services provided in the ordinary course) shall be reflected in a written engagement or other writing. In connection with the provision of permitted tax services, the independent auditor is required to, among other things, provide a written description of the services and discuss their impact on the auditor’s independence.

     None of the 2012 or 2013 services described above was approved by the Audit Committee or its Chairman pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which permits the waiver of preapproval requirements in connection with the provision of certain nonaudit services.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP

41

STOCKHOLDER PROPOSALS

     The Company’s By Laws provide that proposals of stockholders, including nominations of persons for election to the Board of Directors of the Company, shall not be presented, considered, or voted upon at an annual meeting of stockholders, or at any adjournment thereof, unless (i) notice of the proposal has been received by mail directed to the Secretary of the Company at the address set forth in the Notice of Meeting not less than 100 days nor more than 180 days prior to the anniversary date of the last preceding annual meeting of stockholders, and (ii) the stockholder giving such notice is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. Each such notice shall set forth (i) the proposal desired to be brought before the annual meeting and the reasons for presenting such proposal at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (iii) the number and class of shares owned beneficially or of record by such stockholder, (iv) any material interest of such stockholder in the proposal, and (v) such other information with respect to the proposal and such stockholder as is required to be disclosed in solicitation of proxies to vote upon such proposal, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“the Proxy Rules”). In the case of proposed nominations of persons for election to the Board of Directors, each such notice shall also (i) set forth such information with respect to such nominees and the stockholder proposing the nominations as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Proxy Rules, and (ii) be accompanied by the written consent of each proposed nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, and by written confirmation by each such nominee of the information relating to such nominee contained in the notice.

     Proposals of stockholders that are intended to be presented at the Company’s 2015 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 216 Airport Drive, Rochester, New Hampshire 03867, not later than December 3, 2014, in order to be considered for inclusion in the Company’s proxy statement and form of proxy. In addition, to be so included, a proposal must otherwise comply with all applicable proxy rules of the Securities and Exchange Commission.

     In addition, management proxies for the 2015 Annual Meeting may confer discretionary authority to vote on a stockholder proposal that is not included in the Company’s proxy statement and form of proxy if the Company does not receive notice of such proposal by February 28, 2015, or if such proposal has been properly excluded from such proxy statement and form of proxy.

OTHER MATTERS

     The Board knows of no other matters to be presented for consideration at the Annual Meeting. Should any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy thereon in accordance with their best judgment.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation of proxies by use of the mails, regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone.

Charles J. Silva, Jr.
Secretary

March 24, 2014

42

Appendix A

Supplement to Compensation Discussion and Analysis

Performance Measurement Metric Definitions

The following information supplements the disclosures in the Compensation Discussion and Analysis section of the Company’s Proxy Statement under the heading “Performance Award Metrics and Goals” beginning on page 21

“2013 Total Company Cash Flow” — the amount reported as “Net Income” for 2013 in the Company’s Consolidated Statement of Income, less any income, or plus any expense, derived from the revaluation of nonfunctional currency assets and liabilities, adjusted by adding back, to the extent that such item reduced Net Income, or subtracting, to the extent that such item increased Net Income: (A) depreciation and amortization expense; (B) restructuring costs, provided however, that the Committee could, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs does not result in a higher Metric Percentage or reduced target goal;(C) any goodwill and intangible impairment; (D) income tax expenses; (E) net interest expense; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined would then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any gain or loss attributable to the sale of any business segment, or any real estate, during 2013, net of any expenses incurred in connection with the transaction, or (ii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during the Performance Period; (3) to exclude any income (or loss) attributable to any business operation acquired during the Performance Period; (4) to exclude the effect on income of any charges incurred in the connection of the settlement of pension benefit funding obligations; (5) to exclude the effect on income of any fixed asset-write-offs related to specific discontinued programs within the Albany Engineered Composites business segment, (6) to exclude the effect on income of any deferred bank fee write-offs or interest rate swap buyout related to any new financing facility established during 2013 or any non-cash charges associated with the redemption of convertible notes; and (7) to exclude the effect on income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the Performance Period; then further adjusting the resulting amount by: (X) deducting therefrom the aggregate sum of all approved capital expenditures released during 2013, plus any over-budget capital expenditures costs or less any under budget capital expenditure costs budgeted regardless of the year in which released, except in such cases when the capital expenditure is related to the Albany Engineered Composites business segment; (Y) adding back any expense related to machinery and equipment relocations, or other capital expenditures associated with plant closings or consolidation of manufacturing capacity; and (Z) by increasing, or decreasing as the case may be, the amount by a sum equal to the net decrease (or increase) in the aggregate sum of Accounts Receivable and Inventories less Accounts Payable between 2012 and 2013. Accounts Receivable, Inventories, and Accounts Payable shall in each case mean the amounts set forth in the Company’s financial accounting systems and reported in the Company’s year-end consolidated financial statements for the applicable year in accordance with GAAP, adjusted to exclude (1) any Accounts Receivable, Inventories or Accounts Payable attributable to the Company’s Albany Engineered Composites business segment, (2) any Accounts Receivable, Inventories, and Accounts Payable attributable to any business operations acquired during the applicable year and (3) the effect of currency fluctuations. For the purposes of this definition, any funds released for the Company’s equipment contingency budget shall not reduce cash flow.

“2013 Global MC Cash Flow” — the amount reported as “Net Income” for the Global Machine Clothing business segment for 2013 in the Company’s Consolidated Statement of Income for 2013, adjusted according to the general adjustments identified in the definition of 2013 Total Company Cash Flow (the “Adjustments”), as limited to that business segment as appropriate.

“2013 Adjusted Global AEC EBITDA” — the amount reported as “Net Income” from the Albany Engineered Composites business segment as reported in the Company’s 2013 Consolidated Statement of Income, inclusive of research and development costs, adjusted according to the Adjustments, as limited to that business segment as appropriate.

A-1

“2013 Other Cash Flow” — shall be equal to 2013 Total Company Cash Flow less the amounts determined to be 2013 Global MC Cash Flow and 2013 Adjusted Global AEC EBITDA. For the purposes of determining the Metric Percentage achieved, the following goals were established:

	Metric Percentage
Performance Metrics	0%	50%	100%	150%	200%
2013 Other Cash Flow	< -$114.9M	≥ -$114.9M	≥ -$88.4M	≥ -$70.7M	≥ -$53.0M

“Weighted 2013 Corporate Cash Flow” would equal (60% x Metric Percentage achieved for the 2013 Global MC Cash Flow Metric described above) + (20% × Metric Percentage achieved for the 2013 Adjusted Global AEC EBITDA Metric described above) + (20% × Metric Percentage achieved for 2013 Other Cash Flow described above).

“Weighted 2013 Corporate Cash Flow Exclusive of AEC EBITDA” would be equal to (70% × Metric Percentage achieved for the 2013 Global MC Cash Flow Metric described above) + (30% × Metric Percentage achieved for 2013 Other Cash Flow described above).

“Success in Achieving R&D Development Project Goals” — the establishment of a defined trial plan, with a specific customer machines targeted, coupled with the shipment of at least one trial fabric to the customer for during the Performance Period. For the purposes of this Performance Metric, the trial plan must relate to one of the currently existing development projects identified on the Corporate Research & Development Priority List, provided, however that for each of these development projects only one trial plan shall be considered a success and any additional trial plan must be from within one of the other development projects.

“Aggregate AEC Net Sales” — the total of segment net sales from the Albany Engineered Composites business segment in 2013, 2014 and 2015, as set forth in the Company’s financial accounting systems used to prepare the Company’s consolidated financial statements for each such year in accordance with GAAP, as adjusted to exclude: (1) the effect on the net sales of such business and operations of any adjustments to the Company’s consolidated financial statements required to reflect the effect of any discontinued operations, and (2) any net sales attributable to any business operations acquired in the Albany Engineered Composites business segment during the Performance Period.

“Aggregate Global MC Cash Flow” — the aggregate total amount reported as Global MC Cash Flow (as defined above) in 2013, 2014, and 2015.

“Aggregate Adjusted Global AEC EBITDA” — the aggregate total amount of Adjusted Global AEC EBITDA (as defined above) in 2013, 2014, and 2015.

“Aggregate Other Cash Flow” shall equal the aggregate total of Other Cash Flow (as defined above) in 2013, 2014, and 2015.

“Weighted Aggregate Corporate Cash Flow” shall equal (60% × Metric Percentage achieved for the Aggregate Global MC Cash Flow Metric described above) + (20% × Metric Percentage achieved for the Aggregate Adjusted Global AEC EBITDA Metric described above) + (20% × Metric Percentage achieved for Aggregate Other Cash Flow described above).

“Success in Achieving Long Term Development Project Goals” shall mean the establishment of a defined trial plan, with a specific customer machines targeted, coupled with the shipment of at least one trial fabric to the customer for use during the Performance Period from any of nine (9) existing development projects identified on the Corporate Research & Development Priority List: provided, however that for each of the nine development projects only one new product trial shall be considered a “New Product Trial” and any additional “New Product Trial” must be from within one of the other development projects.

“Strategic Market Impact of the Highest Priority Development Projects” shall mean recognizable and measurable achievement in increasing market impact for each of the two designated PMC products currently in development in predetermined and identified target markets, with each product line individually weighted as one-half of the overall weight assigned to the Performance Metric.

A-2

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8:00 a.m., EDT, on May 16, 2014.

Vote by Internet
•	Go to www.envisionreports.com/AIN
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
		•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - John F. Cassidy, Jr.	☐	☐	02 - Edgar G. Hotard	☐	☐	03 - Erland E. Kailbourne	☐	☐
04 - Joseph G. Morone	☐	☐	05 - Katharine L. Plourde	☐	☐	06 - John R. Scannell	☐	☐
07 - Christine L. Standish	☐	☐	08 - John C. Standish	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor.	☐	☐	☐	3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

4. In their discretion upon other matters that may properly come before this meeting.

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.envisionreports.com/AIN

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Albany International Corp.

Proxy solicited on behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 16, 2014.

The undersigned hereby constitutes and appoints Erland E. Kailbourne and Joseph G. Morone, and each of them, the true and lawful agents and proxies of the undersigned, with full power of substitution in each, to vote as indicated herein, all of the shares of Common Stock which the undersigned would be entitled to vote if present in person, at the Annual Meeting of Stockholders of ALBANY INTERNATIONAL CORP. to be held at The Hilton Garden Inn, 100 High Street, Portsmouth, New Hampshire, on Friday, May 16, 2014 at 9:00 a.m. local time, and any adjournment or adjournments thereof, on matters coming before said meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of all nominees under Item 1, FOR Items 2 and 3, and in the discretion of the proxies on any other business as may properly come before the meeting.

Participants in the Company’s ProsperityPlus 401(k) Savings Plan have the right to direct Vanguard Fiduciary Trust Company, as Plan Trustee, how to vote shares of Common Stock allocated to their 401(k) plan accounts. If no such direction is given to Vanguard, Vanguard shall interpret this as a direction not to vote any such shares. If properly executed, this proxy shall give the proxies appointed above authority to direct Vanguard to vote the shares in the undersigned’s 401(k) account in the manner directed. If this proxy is properly executed but no direction is given, the proxies appointed above shall direct Vanguard to vote such shares FOR the election of all nominees under Item 1, FOR Items 2 and 3, and in the discretion of the proxies on any other business as may properly come before the meeting. In order for the Plan Trustee to vote 401(k) plan account shares, instructions must be received no later than 11:59 PM Eastern Time on May 12, 2014.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope

Vote by Internet
•	Go to www.envisionreports.com/AIN
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the
Albany International Corp. Stockholder Meeting to be Held on May 16, 2014.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/AIN to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 29, 2014 to facilitate timely delivery.

COY	+

Dear Albany International Corp. Stockholder:

The 2014 Annual Meeting of Stockholders of Albany International Corp. (the “Company”) will be held at The Hilton Garden Inn, 100 High Street, Portsmouth, New Hampshire, on Friday, May 16, 2014, at 9:00 a.m. (local time).

Proposals to be considered at the Annual Meeting:

(1) Election of Directors;

(2) to ratify the appointment of PricewaterhouseCoopers, LLP as the Company’s independent auditors;

(3) to approve, by non-binding vote, executive compensation; and

(4) to consider and act upon any other business that may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors recommends a vote “FOR” Items 1, 2 and 3.

The Board of Directors has fixed the close of business on March 24, 2014 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Stockholders of record as of the Record Date are cordially invited to attend the Annual Meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→

Internet – Go to www.envisionreports.com/AIN. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→

Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→

Email – Send email to investorvote@computershare.com with “Proxy Materials Albany International” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 29, 2014.

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